UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

ARES MANAGEMENT CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a‑6(i)(1) and 0-11.

Ares Management Corporation
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067-4733

April 29, 2022
Dear Stockholder,
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Ares Management Corporation (the “Company”) to be held on June 9, 2022 at 1:00 p.m. Eastern Time, electronically at www.virtualshareholdermeeting.com/ARES2022. In order to facilitate access for our stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. Stockholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person annual meeting. In particular, stockholders may submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.

The agenda for the Annual Meeting includes:

•the election of directors for one-year terms expiring in 2023 (Proposal 1);

•the ratification of Ernst & Young LLP as our independent registered public accounting firm for our 2022 fiscal year (Proposal 2); and

•consideration and vote upon a non-binding advisory resolution to approve the compensation paid to our named executive officers for our 2021 fiscal year (commonly known as a “say-on-pay” proposal) (Proposal 3).

The Company’s board of directors recommends a vote FOR the election of each of the director nominees listed herein, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and FOR the approval, on a non-binding advisory basis, of compensation paid to our named executive officers.

Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may authorize your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card. Instructions for voting can be found on your notice of internet availability or proxy card. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ARES2022, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

If you hold shares of the Company's common stock in “street name” through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares, or obtain a proxy in your name from your broker, bank or other nominee.

On behalf of the Company and our board of directors, I would like to express our appreciation for your ongoing interest in Ares Management Corporation.

Sincerely,
/s/ Antony P. Ressler
Antony P. Ressler
Executive Chairman of the Board of Directors

Ares Management Corporation
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067-4733
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2022

TIME	1:00 p.m. Eastern Time
VIRTUAL MEETING DETAILS	www.virtualshareholdermeeting.com/ARES2022
ITEMS OF BUSINESS	(1)
To elect directors for one-year terms expiring at the 2023 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2022 fiscal year (Proposal 2).
(3)
To approve, by non-binding advisory vote, the compensation paid to our named executive officers for our 2021 fiscal year, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3).

(4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on April 13, 2022.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling (800) 690-6903 or (800) 454-8683, or to complete and return a proxy card (no postage is required).

In order to facilitate access for our stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ARES2022, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Stockholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person annual meeting. In particular, stockholders may submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2022: As permitted by rules adopted by the SEC, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2021 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability or proxy card to access these proxy materials.

By Order of the Board of Directors,
/s/ Naseem Sagati Aghili

Naseem Sagati Aghili
General Counsel and Secretary

Los Angeles, California
April 29, 2022

Ares Management Corporation
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067-4733
PROXY STATEMENT
2022 ANNUAL MEETING OF STOCKHOLDERS
The board of directors (the “Board”) of Ares Management Corporation, a Delaware corporation (the “Company,” “Ares,” “we,” “us” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at the Company's 2022 Annual Meeting of Stockholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on June 9, 2022, beginning at 1:00 p.m. Eastern Time electronically at www.virtualshareholdermeeting.com/ARES2022, and at any adjournment or postponement thereof. In order to facilitate access for our stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ARES2022, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Stockholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person annual meeting. In particular, stockholders may submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
It is anticipated that we will begin mailing the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 29, 2022. For those stockholders receiving paper materials, it is also anticipated that we will begin mailing this proxy statement, the proxy card, and our 2021 Annual Report on Form 10-K (the “Annual Report”) on or about April 29, 2022. The information regarding stock ownership and other matters in this proxy statement is as of April 13, 2022 (the “Record Date”), unless otherwise indicated.
What may I vote on?
You may vote on the following proposals:
•the election of directors for one-year terms expiring at the 2023 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified, or until their earlier resignation or removal (“Proposal 1”);
•the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for our 2022 fiscal year (“Proposal 2”); and
•to approve, by non-binding advisory vote, the compensation paid to our named executive officers for our 2021 fiscal year, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (“Proposal 3”).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED HEREIN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2022 FISCAL YEAR, AND FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”).

Who may vote?
Stockholders of record of our Class A common stock, par value $0.01 per share, our Class B common stock, par value $0.01 per share, and our Class C common stock, par value $0.01 per share, at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. The Record

Date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 13, 2022. As of the Record Date, there were 171,519,797 shares of our Class A common stock outstanding, 1,000 shares of our Class B common stock outstanding and 118,464,968 shares of our Class C common stock outstanding.
Holders of our Class A common stock are entitled to one vote per share of Class A common stock. On any date on which the Ares Ownership Condition (defined below) is satisfied, holders of our Class B common stock are, in the aggregate, entitled to a number of votes equal to (x) four times the aggregate number of votes attributable to our Class A common stock minus (y) the aggregate number of votes attributable to our Class C common stock. On any date on which the Ares Ownership Condition is not satisfied, holders of our Class B common stock are not entitled to vote on any matter submitted to a vote of our stockholders. The holder of our Class C common stock is generally entitled to a number of votes equal to the number of Ares Operating Group Units held of record by each Ares Operating Group limited partner other than the Company and its subsidiaries. Shares of our non-voting common stock, par value $0.01 per share, are not entitled to vote on matters submitted to a vote of our stockholders. As of the Record Date, there were 3,489,911 shares of our non-voting common stock outstanding.

As of the Record Date, (i) each share of our Class A common stock is entitled to one vote, (ii) each share of our Class B common stock is entitled to approximately 567,614 votes and (iii) each share of our Class C common stock is entitled to one vote. As of the Record Date, there were 171,519,797 shares of our Class A common stock outstanding representing 171,519,797 votes, 1,000 shares of our Class B common stock outstanding representing 567,614,220 votes and 118,464,968 shares of our Class C common stock outstanding representing 118,464,968 votes for a total of 857,598,985 votes. For information about the holders of our Class B common stock and Class C common stock, please see “Corporate Governance and Other Board Information—Controlled Company Exemption.”

References to the “Ares Operating Group” refer to Ares Holdings L.P. References to an “Ares Operating Group Unit” refer to a partnership unit in the Ares Operating Group entity. On April 1, 2021, Ares completed an internal reorganization (the “Reorganization”) that simplified the organizational structure and merged Ares Offshore Holdings L.P. (“Ares Offshore”) and Ares Investments L.P. (“Ares Investments”) with Ares Holdings L.P. (“Ares Holdings”). As a result of the Reorganization, Ares Holdings became the sole entity in the Ares Operating Group.

The “Ares Ownership Condition” is a determination of our Board on or about January 31 of each year as to whether the total voting power held collectively by (i) holders of our Class C common stock (currently Ares Voting LLC (“Ares Voting”)), (ii) then-current or former Ares personnel (including indirectly through related entities) and (iii) Ares Owners Holdings L.P. (“Ares Owners”), without duplication, is at least 10% of the collective voting power of our outstanding Class A common stock and our Class C common stock, voting together as a single class (collectively, the “Designated Stock”). For purposes of determining whether the Ares Ownership Condition is satisfied, the Board will treat as outstanding, and as held by the foregoing persons, all shares of common stock deliverable to such persons pursuant to equity awards granted to such persons.

The Ares Ownership Condition is satisfied as of January 31, 2022 because Ares Voting, current and former Ares personnel and Ares Owners owned a number of shares of our Class A common stock and Ares Operating Group Units such that our Class C stockholder, Ares Owners and current and former Ares personnel (and their related entities) controlled at least 52% of the voting power of the Designated Stock. In addition, certain former Ares personnel (and their related entities) hold shares of our Class A common stock. All such additional shares of our Class A common stock would be considered in determining whether the Ares Ownership Condition is satisfied.

As of the Record Date, the voting power of the shares of our Class A common stock held by stockholders other than Ares Owners was approximately 156,220,688 votes, which includes shares held by Ares employees.

How do I vote?
We have elected to provide access to proxy materials over the Internet under the SEC's “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice. If you are attending the Annual Meeting electronically at www.virtualshareholdermeeting.com/ARES2022, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
Stockholders of Record
If your Class A common stock is registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.

You may vote by proxy in any of the following three ways:
•    Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.
•    Phone. Call Broadridge Financial Solutions, Inc. by using any touch-tone telephone to transmit your voting instructions. Call (800) 690-6903 if you hold shares in your own name and (800) 454-8683 for shares held through a broker. Have your proxy card in hand when you call.
•    Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.
Voting by any of these methods will not affect your right to attend the Annual Meeting and vote. However, for those who will not be voting electronically at www.virtualshareholdermeeting.com/ARES2022 at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on June 8, 2022.
Beneficial Owners
Most of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name”, and the Notice is being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank or other nominee on how to vote your shares. Unless you provide specific voting instructions, your broker, bank or other nominee will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of Ernst & Young as our independent registered public accounting firm for our 2022 fiscal year), but not with respect to Proposal 1 (the election of directors) or Proposal 3 (the say-on-pay proposal) as more fully described under “What is a broker ‘non-vote’?” below.

Can I change my vote?
Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:
•sending a letter to us stating that your proxy is revoked;
•signing a new proxy and sending it to us; or
•attending the Annual Meeting and voting.

Beneficial owners should contact their broker, bank or other nominee for instructions on changing their votes.
How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. The stockholders holding at least one-third of the voting power of the outstanding stock of the class or classes entitled to vote, represented either in person or by proxy, shall constitute a quorum for the purposes of the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are needed to approve the proposals?
Election of Directors:
You may vote “FOR”, “AGAINST” or “ABSTAIN” for Proposal 1 (election of directors). At the Annual Meeting, a “FOR” vote by a plurality of votes cast is required for the election of directors. For this purpose, the ten director nominees receiving the highest number of shares voted “FOR” their election will be elected. Abstention votes and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the election of the director nominees.
Ratification of Ernst & Young as Our Independent Registered Public Accounting Firm:
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 2 (the ratification of Ernst & Young as our independent registered public accounting firm for our 2022 fiscal year). At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for passage of this Proposal. For this purpose, a majority of the votes cast means that the number of shares voted “FOR” Proposal 2 must exceed the number of votes cast “AGAINST” Proposal 2. Abstentions and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the vote for this Proposal.
Say-On-Pay Proposal:

You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 3 (the say-on-pay proposal). At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for passage of this Proposal. For this purpose, a majority of the votes cast means that the number of shares voted “FOR” Proposal 3 must exceed the number of votes cast “AGAINST” Proposal 3. Abstentions and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the vote for this Proposal.
Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
What is a broker “non-vote?”
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker “non-vote.”
Proposal 1 (the election of directors) and Proposal 3 (the say-on-pay proposal) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in these Proposals, you will need to communicate your voting decisions to your broker, bank or other nominee using the voting instruction form provided by your broker, bank or other nominee.
Proposal 2 (the ratification of Ernst & Young as our independent registered public accounting firm for our 2022 fiscal year) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters without your specific voting instructions.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.
Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.
Who pays for this proxy solicitation?
We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokers, banks and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of our voting common stock held of record by such persons.
Whom should I contact with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact Ares Management Corporation, Attn: Investor Relations, 245 Park Avenue, 44th Floor, New York, NY 10167, Telephone: (800) 340-6597.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure and the Nominees
The Board is currently comprised of ten directors. Each director shall hold office for the term for which such director is elected and thereafter until such director’s successor shall have been duly elected and qualified. Except as otherwise expressly provided in our Certificate of Incorporation, the holders of our voting common stock are entitled to vote on all matters on which stockholders of a corporation are generally entitled to vote under the Delaware General Corporation Law, including the election of our Board.

In connection with the Annual Meeting, the Board has nominated each of Messrs. Arougheti, deVeer, Kaplan, Joubert, Lynton and Rosenthal, Mses. Bush and Naughton and Dr. Olian for reelection as Class II directors and Mr. Ressler for reelection as a Class I director (collectively, the “Nominees”), each for a one year term expiring at our 2023 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Company’s Certificate of Incorporation and Bylaws (the “Organizational Documents”) provide that each director shall be elected by a plurality of the votes cast at a meeting of stockholders for the election of directors.

Set forth below is information concerning our directors as of April 29, 2022, and the key experience, qualifications and skills they bring to the Board.
The Nominees

Name	Age	Position(s) Held with Company and Length of Time Served
Michael J Arougheti	49	Director (Class II Director) since March 2014, Co-Founder, Chief Executive Officer and President
Antoinette Bush	65	Director (Class II Director) since January 2019*
R. Kipp deVeer	49	Director (Class II Director) since February 2020, Head of Credit Group
Paul G. Joubert	74	Director (Class II Director) since May 2014*
David B. Kaplan	54	Director (Class II Director) since March 2014, Co-Founder & Co-Chairman of Private Equity Group
Michael Lynton	62	Director (Class II Director) since May 2014*
Eileen Naughton	64	Director (Class II Director) since December 2021*
Dr. Judy D. Olian	70	Director (Class II Director) since May 2014*
Antony P. Ressler	61	Director (Class I Director) since March 2014, Co-Founder and Executive Chairman
Bennett Rosenthal	58	Director (Class II Director) since March 2014, Co-Founder & Co-Chairman of Private Equity Group
*Our Board has determined that this director is independent for purposes of the New York Stock Exchange (“NYSE”) corporate governance listing requirements.
Nominees for Class II Directors (Term expires at the 2023 Annual Meeting of Stockholders)
Non-Independent Directors
Michael J Arougheti. Mr. Arougheti is a Co-Founder of Ares and the Chief Executive Officer and President, as well as a Director of Ares Management Corporation. He is a member of the Ares Executive Management Committee and the Ares Enterprise Risk Committee and a Partner in the firm. He additionally serves as Co-Chairman of Ares Capital Corporation (NASDAQ: ARCC) (“ARCC”), Co-Chairman of Ares Acquisition Corporation (NYSE: AAC) (“AAC”) and as a director of Ares Commercial Real Estate Corporation (NYSE: ACRE) (“ACRE”). Mr. Arougheti also is a member of the Ares Credit Group’s U.S. Direct Lending and Pathfinder Investment Committees, the Ares Equity Income Opportunity Strategy Portfolio Review Committee and the Ares Operations Management Group. Prior to joining Ares in 2004, Mr. Arougheti was employed by Royal Bank of Canada (“RBC”) from 2001 to 2004, where he was a Managing Partner of the Principal Finance Group of RBC Capital Partners and a member of the firm's Mezzanine Investment Committee. Mr. Arougheti oversaw an investment team that originated, managed and monitored a diverse portfolio of middle-market leveraged loans, senior and junior subordinated debt, preferred equity and common stock and warrants on behalf of RBC and other third-party institutional investors. Mr. Arougheti joined RBC in October 2001 from Indosuez Capital, where he was a Principal and an Investment Committee member, responsible for originating, structuring and executing leveraged transactions across a broad range of products and asset classes. Prior to joining Indosuez in 1994, Mr. Arougheti worked at Kidder, Peabody & Co., where he was a member of the firm's Mergers and Acquisitions Group. Mr. Arougheti also serves on the board of directors of Operation HOPE, a not-for-profit organization focused on expanding economic opportunity in underserved communities through education and empowerment. Additionally, Mr. Arougheti is a member of the PATH Organization Leadership Council. Mr. Arougheti received a B.A. in Ethics, Politics and Economics, cum laude, from Yale University.

Mr. Arougheti’s knowledge of and extensive experience in investment management, leveraged finance and financial services give the Board valuable industry-specific knowledge and expertise on these and other matters and, in addition to his service as a director of other public companies, position him well to serve on the Board.
R. Kipp deVeer. Mr. deVeer is a Director of Ares Management Corporation. He is Head of the Ares Credit Group, a member of the Ares Executive Management Committee and the Ares Diversity, Equity and Inclusion Council, and is a Partner in the firm. He also serves as a Director and Chief Executive Officer of ARCC. Mr. deVeer is a member of the Ares Credit Group’s U.S. Direct Lending, European Direct Lending and Pathfinder Investment Committees. Prior to joining Ares in 2004, Mr. deVeer was a partner at RBC Capital Partners, a division of Royal Bank of Canada, which led the firm's middle-market financing and principal investment business. Mr. deVeer joined RBC in October 2001 from Indosuez Capital, where he was Vice President in the Merchant Banking Group. Mr. deVeer has also worked at J.P. Morgan and Co., both in the Special Investment Group of J.P. Morgan Investment Management, Inc. and the Investment Banking Division of J.P. Morgan Securities Inc. Mr. deVeer received a B.A. from Yale University and an M.B.A. from Stanford University’s Graduate School of Business.

Mr. deVeer’s knowledge of and extensive experience in the credit and capital markets, together with his leadership and strategic guidance in our Global Credit business, position him well to serve on the Board.
David B. Kaplan. Mr. Kaplan is a Co-Founder of Ares and a Director of Ares Management Corporation and Co-Chairman of the Ares Private Equity Group. He is a member of the Ares Executive Management Committee, is a Partner in the firm and serves on the Ares Private Equity Group’s Corporate Opportunities, Asia Private Equity and Special Opportunities Investment Committees. Additionally, Mr. Kaplan is the Co-Chairman and Chief Executive Officer of AAC. Mr. Kaplan joined Ares in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was a Senior Partner of Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves on the supervisory board of directors of MYT Netherlands Parent B.V., the parent entity of Mytheresa GmbH. Mr. Kaplan also serves as a member of the boards of directors of Guitar Center Holdings, Inc. and Number Holdings, Inc. and as the Chairman of the board of directors of the parent entity of Cooper's Hawk Winery & Restaurants. Mr. Kaplan’s previous public company board experience includes Floor and Decor Holdings, Inc., Maidenform Brands, Inc., where he served as the company’s Chairman, GNC Holdings, Inc., Dominick’s Supermarkets, Inc., Stream Global Services, Inc., Orchard Supply Hardware Stores Corporation, Smart & Final, Inc. and Allied Waste Industries Inc. Mr. Kaplan also currently serves (i) as the Vice Chairman of the Board of Directors of Cedars-Sinai Medical Center , a non-profit hospital, and (ii) on the President’s Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, with a Bachelor of Business Administration degree, concentrating in Finance.

Mr. Kaplan’s knowledge of and extensive experience with leveraged finance, acquisitions and private equity investments, in addition to his service as a director of other public and private companies, position him well to serve on the Board.
Bennett Rosenthal. Mr. Rosenthal is a Co-Founder of Ares and a Director of Ares Management Corporation and Co-Chairman of the Ares Private Equity Group. He is a member of the Ares Executive Management Committee and the Ares Diversity, Equity, and Inclusion Council, and is a Partner in the firm. Mr. Rosenthal additionally serves as the Co-Chairman of the Board of Directors of ARCC. Mr. Rosenthal is also a member of the Ares Private Equity Group’s Corporate Opportunities and Special Opportunities Investment Committees. Mr. Rosenthal joined Ares in 1998 from Merrill Lynch & Co., Inc. where he served as a Managing Director in the Global Leveraged Finance Group. He currently serves on the boards of directors of City Ventures, LLC, The AZEK Company Inc. and the parent entities of TAG (the Aspen Group), CHG Healthcare Holdings L.P., Duly Health and Care, Laser Away, Press Ganey Associates, Inc., TricorBraun and Unified Women's Healthcare. Mr. Rosenthal's previous board of directors experience includes Dawn Holdings, Inc., Hanger, Inc., Jacuzzi Brands Corporation, Maidenform Brands, Inc., National Veterinary Associates, Inc. Nortek, Inc, and other private companies. Since 2016, Mr. Rosenthal has served as a Co-Managing Owner and Director of the Los Angeles Football Club. Mr. Rosenthal also currently serves as Vice Chair of the board at the Wharton Graduate School of the University of Pennsylvania and as a Chairman of the LAFC Foundation. Mr. Rosenthal graduated summa cum laude with a B.S. in Economics from the Wharton School of the University of Pennsylvania where he also received his M.B.A. with distinction.

Mr. Rosenthal’s knowledge of and extensive experience with leveraged finance, acquisitions and direct lending and equity investments, in addition to his service as a director of other public and private companies, position him well to serve on the Board.
Independent Directors
Paul G. Joubert. Mr. Joubert is a Director of Ares Management Corporation. He is the Founding Partner of EdgeAdvisors, a privately held management consulting organization founded in July 2008 and has been a Venture Partner in Converge Venture Partners since March 2014. From 1971 until July 2008, Mr. Joubert held various positions at PricewaterhouseCoopers LLP (“PWC”), an international consulting and accounting firm. During his tenure at PWC, Mr. Joubert served as a Partner in the firm’s Assurance practice and led its Technology, InfoCom and Entertainment practice for the Northeast region of the United States. Prior to that, he served as Partner-in-Charge of PWC’s Northeast Middle Market Group and Chief of Staff to the Vice-Chairman of PWC’s domestic operations. From May 2009 to September 2010, Mr. Joubert served on the Board of Directors of Phaseforward, a publicly traded company that was acquired by Oracle in the fall of 2010. Mr. Joubert also served on the board of directors and as the Audit Committee Chairman of Stream Global Services Inc. from July 2008 until March 2014, when it was acquired by Convergys Corporation. He served on the board of directors and as the Audit Committee Chairman for ACRE from April 2012 until June 2014. He has also been involved with a number of professional organizations and other institutions, including the Boston Museum of Science, the National Association of Corporate Directors, the Massachusetts Innovation and Technology Exchange, as a director, and the Northeastern University Entrepreneurship Program. Mr. Joubert received a B.A. from Northeastern University.
Mr. Joubert’s long and varied business career and valuable knowledge, insight and experience in financial and accounting matters position him well to serve on the Board.
Michael Lynton. Mr. Lynton is a Director of Ares Management Corporation. Mr. Lynton currently serves as the Chairman of Snap Inc., Warner Music Group and Schrödinger, Inc., and on the board of directors of Boston Beer Company. Mr. Lynton also serves as an advisor to 25madison, a venture capital firm. Mr. Lynton is also a member of the Smithsonian, the Rand Corporation and the Tate. He served as the Chief Executive Officer of Sony Entertainment from April 2012 until February 2017, overseeing Sony’s global entertainment businesses, including Sony Music Entertainment, Sony/ATV Music Publishing and Sony Pictures Entertainment. Mr. Lynton also served as Chairman and CEO of Sony Pictures Entertainment from January 2004 to January 2017. Prior to joining Sony Pictures Entertainment, Mr. Lynton worked for Time Warner and served as CEO of AOL Europe, President of AOL International and President of Time Warner International, and earlier served as Chairman and CEO of Pearson plc’s Penguin Group where he oversaw the acquisition of Putnam, Inc. and extended the Penguin brand to music and the internet. Mr. Lynton holds a B.A. in History and Literature from Harvard College, where he also received his M.B.A.

Mr. Lynton’s knowledge and extensive business experience, on a global scale, position him well to serve on the Board.
Dr. Judy D. Olian. Dr. Olian is a Director of Ares Management Corporation. Dr. Olian currently serves as the President of Quinnipiac University. Previously, Dr. Olian served as dean of the UCLA Anderson School of Management and the John E. Anderson Chair in Management from January 2006 to July 2018. Prior to her tenure at UCLA, Dr. Olian served as dean and professor of management at the Smeal College of Business Administration at Pennsylvania State University. Earlier, she served in various faculty and executive roles at the University of Maryland and its Robert H. Smith School of Business. Her business expertise centers on aligning organizations’ design with market opportunities, developing strategically coherent human resource systems and incentives and managing top management teams. Dr. Olian serves as a member of the Business Higher Education Forum, the New Haven Promise (a nonprofit board), which works with low income children in the community, and Catalyst, a global think tank for women in business. Dr. Olian also serves on the boards of directors of United Therapeutics Corporation and Mattel Corporation. Dr. Olian received her B.S. in Psychology from the Hebrew University, Jerusalem and her M.S. and Ph.D. in Industrial Relations from the University of Wisconsin, Madison.
Dr. Olian’s knowledge and business expertise in management, in addition to her service on various advisory boards, position her well to serve on the Board.
Antoinette Bush. Ms. Bush is a Director of Ares Management Corporation. Ms. Bush currently serves as the Executive Vice President and Global Head of Government Affairs for News Corp, where she has served in that capacity since June 2013. Prior to joining News Corp, Ms. Bush was a partner at Skadden, Arps, Slate, Meagher, & Flom LLP. During her nearly twenty-year tenure at Skadden, Ms. Bush rose to become the Partner in charge of the Communications Group, representing global media, entertainment and telecom entities in regulatory, legal and transactional matters. Ms. Bush served as Executive Vice President of Northpoint Technology Ltd from 2001 to 2003 where she led legal and regulatory strategy. Ms. Bush also served as Senior Counsel to the Communications Subcommittee of the U.S. Senate Committee on Commerce,

Science, and Transportation where she worked on numerous bills, including the landmark Cable Act of 1992. Ms. Bush currently chairs the board of directors of The HistoryMakers and The News Media Alliance. She also serves on the My Brother’s Keeper Alliance Advisory Council and the boards of The J. Antony Lukas Prize Project Awards by Columbia Journalism School and Nieman Foundation, Children’s National Hospital and The Economic Club of Washington D.C. Ms. Bush also serves on the boards of directors of Radius Global Infrastructure, Inc. (f/k/a Digital Landscape Group, Inc.) and Ubicquia LLC. Ms. Bush received her B.A. from Wellesley College and her J.D. from Northwestern University Pritzker School of Law.

Ms. Bush’s knowledge and business expertise in regulatory and legislative matters position her well to serve on the Board.
Eileen Naughton. Ms. Naughton is a Director of Ares Management Corporation. Most recently, Ms. Naughton served as the Chief People Officer and Vice President of People Operations at Google, Inc. from September 2016 to January 2021. Prior to September 2016, Ms. Naughton served in a variety of senior roles at Google dating back to 2006, including as Vice President and Managing Director for Google UK & Ireland and Vice President of Global Sales. Prior to joining Google in 2006, Ms. Naughton held a number of executive positions at Time Warner, including president of TIME Magazine. Ms. Naughton is currently a board member of ZScaler, Olive AI and The Center for Discovery, and she previously served on the boards of L'Oreal and The XO Group. Ms. Naughton holds a Bachelor of Arts in international relations from the University of Pennsylvania, a Master of Arts from the Lauder Institute and a Master of Business Administration from the Wharton School of the University of Pennsylvania

Ms. Naughton’s knowledge and extensive experience in people management, technology and global operations position her well to serve on the Board.

Nominee for Class I Director (Term expires at the 2023 Annual Meeting of Stockholders)
Non-Independent Director
Antony P. Ressler. Mr. Ressler is a Co-Founder and the Executive Chairman of Ares Management Corporation. He serves as Chairman of the Ares Executive Management Committee. Mr. Ressler also serves as a member of the Investment Committees of certain funds managed by the Ares Private Equity Group and certain funds managed by the Ares Real Estate Group. Mr. Ressler has been with Ares since its founding in 1997. Mr. Ressler has served on several boards of directors of companies owned or controlled by Ares investment funds. In the not-for-profit sector, Mr. Ressler serves as Co-Chair of the Board of the Los Angeles County Museum of Art (LACMA) and one of the founders and former member of the board of the Painted Turtle Camp (affiliated with Paul Newman’s Hole in the Wall Association), which serves children dealing with chronic & life-threatening illnesses by providing old-fashioned camping experiences. In the public education sector, Mr. Ressler is a Founder and former Chairman of the Alliance for College Ready Public Schools. Mr. Ressler also serves as the Principal Owner and Chairman of the Board of Advisors of the Atlanta Hawks Basketball Club. Mr. Ressler also serves at a Senior Advisor to the Hawks Foundation, a not for profit organization focused on building bridges with the metro Atlanta community through basketball. Mr. Ressler received his B.S.F.S. from Georgetown University’s School of Foreign Service and received his M.B.A. from Columbia University’s Graduate School of Business.

Mr. Ressler’s intimate knowledge of the business and operations of the Company, his extensive experience in the financial industry and as a partner in investment firms and his service as a director of other public companies provide industry-specific knowledge and expertise to the Board and position him well to serve on the Board.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS CLASS I AND CLASS II DIRECTORS.

CORPORATE GOVERNANCE AND OTHER BOARD INFORMATION
Composition of the Board of Directors
Our Organizational Documents establish a board of directors that is responsible for the oversight of our business and operations. Subject to certain conditions as set forth in our Certificate of Incorporation, a quorum for the transaction of business at any meeting of our Board and any act of our Board, requires a majority of our directors, which majority must include the Class I director. The Board or any committee thereof may also act by unanimous written consent.

During our fiscal year ended December 31, 2021, our Board held twelve formal meetings. Each of our directors attended at least 75% of the total number of meetings of the Board and, with the exception of Ms. Bush, each of our directors attended at least 75% of the total number of meetings of the committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable. We encourage, but do not require, our directors to attend our Annual Meetings of Stockholders. Each of our directors attended our 2021 Annual Meeting of Stockholders.

Our Class A common stock is listed for trading on the NYSE under the symbol “ARES”.

Independent Directors

As part of the Company’s corporate governance practices, and in accordance with NYSE corporate governance listing requirements for a “controlled company”, the Board has established a policy requiring that the audit committee and conflicts committee be composed of entirely independent directors. In January 2022, each of our non-employee directors completed a questionnaire which inquired as to their relationship (and the relationships of their immediate family members) with us and other potential conflicts of interest. Our legal department and external counsel reviewed the responses of our directors to such questionnaires, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. Michael Lynton is a member of the industry advisory board of one of our funds with a sports, media and entertainment focused strategy, in which capacity Mr. Lynton receives an annual advisory fee of less than $120,000 and may receive referral fees. In April 2022, our Board met to discuss the independence of our directors who are not employed by us. Following such discussions, our Board determined that Antoinette Bush, Paul G. Joubert, Michael Lynton, Eileen Naughton and Dr. Judy D. Olian are “independent” as defined under the NYSE.

Management Approach
The management of our operating businesses is currently overseen by our Executive Management Committee, which meets at least weekly to discuss strategy and operational matters, and includes as representatives Holdco Members (as defined below) and other senior leadership from our investment groups and business operations team. The Holdco Members are the only voting members of our Executive Management Committee. In addition, we have a Partners Committee comprised of senior leadership from across the Company which meets periodically to discuss our business, including investment and operating performance, fundraising, market conditions, strategic initiatives and other Company matters. The Company has determined that maintaining our existing management structure as closely as possible is desirable and intends that these practices will continue. We believe that this management structure has been a significant reason for our growth and performance.
Leadership Structure
The Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board’s view that rather than having a formal policy, the Board, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its stockholders for such offices to be separate or combined.
Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Arougheti serving as our Chief Executive Officer and President and Mr. Ressler serving as our Executive Chairman of the Board. We believe this is appropriate, as it provides Mr. Arougheti with the ability to focus on our day-to-day operations while Mr. Ressler focuses on oversight of the Board. As Executive Chairman of the Board, Mr. Ressler presides at the regularly scheduled board sessions, and one of the independent directors presides at executive sessions of our independent directors.
Controlled Company Exemption
Ares GP LLC, a Delaware limited liability company, is the sole holder of our Class B common stock and Ares Voting, a Delaware limited liability company, is the sole holder of our Class C common stock. Ares GP LLC and Ares Voting are both wholly owned by Ares Partners Holdco LLC, a Delaware limited liability company (“Holdco”). Holdco is owned by Messrs. Arougheti, Berry, deVeer, Kaplan, Ressler and Rosenthal (the “Holdco Members”) and is managed by a board of managers (the “Board of Managers”), which is composed of the Holdco Members. In addition, in its capacity as the general partner of Ares Owners, Holdco is entitled to direct the vote of all of our Class A common stock held by Ares Owners. Therefore, the Holdco Members will direct all of the votes attributable to our Class B common stock and our Class C common stock and a portion of the votes attributable to our Class A common stock. Subject to the terms of our Certificate of Incorporation, matters submitted to a vote of the holders of our common stock generally require the approval of a majority or more of either (a) all classes of common stock, voting together as a single class (including for the election of directors) or (b) if the Ares Ownership Condition is not satisfied, the Designated Stock. Accordingly, on any date the Ares Ownership Condition is satisfied, the Holdco Members will control at least 80% of any vote of all classes of our common stock. The Holdco Members also currently control a majority of any vote of the Designated Stock. As a result, the Company is a “controlled company” within the meaning of the corporate governance standards of the NYSE and, as such, has elected to avail itself of exceptions from certain corporate governance rules of the NYSE, including the requirement to have a majority independent Board, a standing nominating and governance committee of the Board comprised entirely of independent directors and a standing compensation committee of the Board comprised entirely of independent directors.
Risk Oversight
The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Since we are a “controlled company” under NYSE rules, we qualify for an exemption from the requirement that we establish a compensation committee and nominating committee consisting solely of independent directors. Accordingly, our Board is responsible for (i) overseeing the management of risks relating to our executive compensation policies and arrangements, and for managing risks relating to our director compensation policies and arrangements and (ii) reviewing the independence of the Board and other corporate governance matters. As such, the Board as a whole is responsible for evaluating certain risks and overseeing the management of such risks.
Further, the audit committee is responsible for overseeing the management of financial risks, and the conflicts committee is responsible for overseeing the management of corporate conflicts of interest and the risks associated therewith. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the Board is also regularly informed of the conclusions of such oversight through reports of the committees.
Compensation Risk Assessment
Our compensation policies are targeted to incentivize investing in a risk-controlled fashion and are intended to discourage undue risk. Therefore, as described in greater detail under “Compensation Discussion and Analysis,” below, the key elements of our compensation program consist of the grant of equity and carried interest subject to multi-year vesting or annual awards of incentive fees, particularly as employees become more senior in the organization and assume more leadership. We believe this policy encourages long-term thinking and protects us against excessive risk and investing for short-term gain, and we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.
Our funds that pay carried interest generally distribute carried interest only after we have returned to our investors a preferred return and invested capital. As a result, in analyzing investments and making investment decisions, our investment professionals are motivated to take a long-term view of their investments, because they will have to return previously distributed excess carry due to subsequent under-performance of a fund. Importantly, the amount of carried interest paid to these investment professionals is variable and generally determined by the performance of the fund as a whole, rather than specific investments, meaning that they have a material interest in every investment. This approach discourages excessive risk taking, since a particularly successful single investment will result in carried interest payments only if the overall performance of the fund exceeds the requisite hurdle.

Our funds and accounts that pay incentive fees generally pay such fees to the general partner or manager annually upon the achievement of the requisite hurdles by such fund or account and our senior professionals similarly receive their proportion of the incentive fee only upon receipt of payment by the fund or account. Certain of our funds and accounts also have “high water marks” such that if the high water mark for a particular fund or account is not surpassed as a result of losses in such period or prior periods, even if such fund had positive returns in such period, we would not earn an incentive fee with respect to such fund or account during such period as a result of losses in prior periods. Such hurdle rates and/or high water marks are an incentive to our professionals to maximize returns over the long run, as excessive risk taking and poor performance in the short term will affect their future receipt of incentive fees.

Compensation Committee Interlocks and Insider Participation
As described above, we do not have a compensation committee. During 2021, the members of the Board, which include the executive officers and employees described under “Board Structure and the Nominees” above, participated in discussions regarding executive compensation. During 2021, Messrs. Arougheti, deVeer and Rosenthal served as directors of ARCC, and Messrs. Arougheti and deVeer were executive officers of ARCC.
Role of Compensation Consultant
In December 2020, the Board engaged Korn Ferry to review, evaluate and provide recommendations regarding the Company’s multi-year equity grant framework for a group of key executives across the firm. For details regarding these recommendations, please see “Compensation Discussion and Analysis”. Additionally, in 2021, management retained Korn Ferry to provide employment, compensation and benefits services and data analysis to the Company and its subsidiaries. The aggregate fees received by Korn Ferry in 2021 in connection with such employment, compensation and benefits services provided to the Company and its subsidiaries were $312,030, including matters unrelated to the compensation of key executives. The decision to engage Korn Ferry for such services was made by management in the ordinary course.

Committees of the Board
The Board has adopted a charter for the audit committee that complies with current federal and NYSE rules relating to corporate governance matters. The Board has also established a nominating and governance committee, a conflicts committee and an equity incentive committee. The Board may establish other committees from time to time as it deems necessary, advisable or appropriate.

Audit Committee
The audit committee held five formal meetings during 2021 and the current members of the audit committee are Mr. Joubert, Ms. Bush and Dr. Olian. Mr. Joubert serves as the chairperson of the audit committee. The purpose of the audit committee is to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and our independent registered public accounting firm. In particular, the audit committee is tasked with serving as an independent party to monitor our financial reporting processes and internal control systems, discussing the audit conducted by our independent registered public accounting firm and providing an open channel of communication among the independent registered public accounting firm, management and our Board. The audit committee, with input from management, discusses and reviews our guidelines with respect to risk assessment and risk management, including our major financial risk exposures, including internal audit, compliance, enterprise risk and cybersecurity, and the steps management has taken to monitor and control such exposures. In addition, the audit committee may review and approve any related person transactions, other than those that are approved by the conflicts committee, as described under “Certain Relationships and Related Transactions.”

As noted above, the audit committee assists the Board in appointing our independent registered public accounting firm, Ernst & Young, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner.

The Board has determined that each of the members of the audit committee meets the independence standards and financial literacy requirements for service on an audit committee of a board of directors pursuant to federal securities regulations and NYSE rules relating to corporate governance matters. The Board has determined that Mr. Joubert is an audit committee financial expert, as that term is defined in the federal securities regulations. This description of the audit committee’s role and responsibilities is summary in nature, is not exhaustive and is qualified in its entirety by reference to the charter of the audit committee, which can be accessed via the Company’s website at http://www.ares-ir.com. The contents of the Company’s website are not intended to be incorporated by reference into this proxy statement or in any other report or document filed with the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Nominating and Governance Committee

The Board established the nominating and governance committee in July 2021, and the nominating and governance committee held one formal meeting during 2021. The current members of the nominating and governance committee are Ms. Bush, Dr. Olian and Messrs. Arougheti and Ressler. Mr. Ressler currently serves as chairman of the nominating and governance committee. The nominating and governance committee is responsible for (i) developing, reviewing and, as appropriate, updating certain policies regarding the nomination of directors and recommending such policies or any changes in such policies to the Board for approval, (ii) identifying individuals qualified to become directors, (iii) evaluating and recommending to the Board nominees to fill vacancies on the Board or a committee thereof or to stand for election by the stockholders of the Company, (iv) reviewing the Company’s Corporate Governance Guidelines and any other policies relating to corporate governance and recommending any changes in such policies to the Board, (v) reviewing the composition of the Board and ensuring that the Board has appropriate expertise and diversity and (vi) overseeing the evaluation of the Board (including its leadership structure) and the Board’s committees.

Part of the role of the nominating and governance committee is to identify potential nominees based on suggestions from the members of the nominating and governance committee, other members of the Board, the Company’s executive officers, and the stockholders of the Company and by other means, and to evaluate such persons. In addition, from time to time, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.

In considering which persons to nominate as directors for election by stockholders, the Board and the nominating and governance committee consider the diversity of skills, experiences and perspectives of candidates. The nominating and governance committee has adopted certain policies regarding director nominations that provide that the Board shall take into account candidates that represent a range of backgrounds and experience. As required by such policies, qualified candidates for membership on the Board will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The nominating and governance committee will review and evaluate each candidate’s character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by the Company’s stockholders), as well as the overall size and composition of the Board, and recommend to the Board for its approval the slate of directors to be nominated for election at the annual meeting of stockholders. The Board is committed to a policy of inclusiveness and to pursuing diversity in terms of background and perspective. As such, when evaluating candidates for nomination as new directors, the nominating and governance committee seeks to consider candidates with diverse backgrounds in terms of knowledge, experience, skills and other characteristics. To further this objective, the nominating and governance committee seeks to ensure that the initial list of candidates from which new director nominees are chosen by the Board includes candidates with a broad mix of backgrounds and experience. The Board and its nominating and governance committee periodically review board composition and the policies with respect thereto and as part of this review, the nominating and governance committee evaluates the effectiveness of its policies, including the provisions with respect to diversity.

In considering possible candidates for election as a director, the nominating and governance committee takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:

•are of high character and integrity;

•are accomplished in their respective fields, with superior credentials and recognition;

•have relevant expertise and experience upon which to be able to offer advice and guidance to the Company’s officers;

•have sufficient time available to devote to the affairs of the Company;

•are able to work with the other members of the Board and contribute to the success of the Company;

•can represent the long-term interests of the Company’s stockholders as a whole; and

•are selected such that the Board represents a range of backgrounds and experience.

The nominating and governance committee also considers all applicable legal and regulatory requirements that govern the composition of the Board.

This description of the nominating and governance committee’s role and responsibilities is summary in nature, is not exhaustive and is qualified in its entirety by reference to the charter of the nominating and governance committee, which can be accessed via the Company’s website at http://www.ares-ir.com. The contents of the Company’s website are not intended to be incorporated by reference into this proxy statement or in any other report or document filed with the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Conflicts Committee

The conflicts committee held one formal meeting during 2021 and consists of Messrs. Joubert and Lynton, Mses. Bush and Naughton and Dr. Olian. The purpose of the conflicts committee is to review and consider the resolution or course of action in respect of any corporate conflicts of interest or potential corporate conflicts of interest brought before it for determination or approval. The conflicts committee determines whether the resolution of any conflict of interest submitted to it is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed approved by us, our subsidiaries and our stockholders and not a breach of the Organizational Documents or of any duties that the Company or its affiliates or associates may owe to us or our stockholders. In addition, the conflicts committee may review and approve any related person transactions, other than those that are approved by the audit committee, as described under “Certain Relationships and Related Transactions” and may establish guidelines or rules to cover specific categories of transactions.

Equity Incentive Committee
The equity incentive committee consists of Messrs. Arougheti, Kaplan, Ressler and Rosenthal. The purpose of the equity incentive committee is to (i) assist the Board in discharging its responsibilities relating to granting equity incentive awards to service providers of the Company other than directors and executive officers subject to Section 16 of the Exchange Act, (ii) administer the Ares Management Corporation Third Amended and Restated 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) as the equity incentive committee other than with respect to directors and executive officers subject to Section 16 of the Exchange Act and (iii) recommend to the Board such other matters as the equity incentive committee deems appropriate. The equity incentive committee only acted by written consent during 2021.

Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics, which applies to all of our employees, including, our principal executive officer, principal financial officer and principal accounting officer. This code is available on our internet website at http://www.ares-ir.com. We intend to disclose any amendment to or waiver of the Code of Business Conduct and Ethics on behalf of an executive officer or director either on our internet website or in a Form 8-K filing.

Hedging and Speculative Trading
The Board has adopted, as part of our insider trading policy, prohibitions against our executive officers, directors and employees engaging in transactions of a speculative nature involving our securities, including, but not limited to, buying or selling puts or calls or other derivative securities based on our securities without the prior approval of our Chief Compliance Officer or another member of the Compliance Department. In addition, without such approval, such persons are prohibited from short-selling our securities or entering into hedging or monetization transactions or similar arrangements with respect to our securities subject to our insider trading policy.
Pledging of Company Securities
The Board has adopted, as part of our insider trading policy, prohibitions against our executive officers, directors and employees holding the Company's securities in a margin account or pledging the Company's securities as collateral for a loan without the prior approval of our Chief Compliance Officer or another member of the Compliance Department.
Corporate Governance Guidelines
We have Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. Our Corporate Governance Guidelines do not prohibit directors from serving simultaneously on multiple companies’ boards but our audit committee charter requires that our Board must determine that the simultaneous service of an audit committee member on the audit committees of more than three public companies would not impair such member’s ability to effectively serve on our audit committee. This description of our Corporate Governance Guidelines is summary in nature, is not exhaustive and is qualified in its entirety by reference to such guidelines, which can be accessed via the Company’s website at http://www.ares-ir.com. The contents of the Company’s website are not intended to be incorporated by reference into this proxy statement or in any other report or document filed with the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Board Diversity

The Company’s current Board composition reflects both gender and racial/ethnic diversity as shown by the Board Diversity Matrix shown below:

Board Diversity Matrix (As of April 29, 2022)
Total Number of Directors		10
	Female	Male	Non-binary
Part I: Gender Identity	3	7
Part II: Demographic Background
African American or Black	1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	7
Two or More Races or Ethnicities

Responsible Investment, Diversity, Equity & Inclusion and Philanthropy

Responsible Investment
As a signatory to the United Nations Principles for Responsible Investment (PRI), we believe that integration of environmental, social and governance (“ESG”) factors in the investment and portfolio management processes across our platform is a key driver of our potential impact as a business. We have adopted an ESG policy for the conduct of our business, as well as a Responsible Investment Policy that applies to all asset classes, industries and countries in which the Company and our funds invest.

We believe that integrating ESG factors in our investment and portfolio management processes can lead to superior investment outcomes, whether it is protecting and growing the capital of our limited partners, creating long-term value for our stockholders or aligning our interests with business partners.
Diversity, Equity and Inclusion

We invest heavily in diversity, equity and inclusion (“DEI”) as a strategic pillar that integrates with all talent processes and global business practices. In partnership with our Human Resources function, our global DEI Council implements a strategic framework to attract, develop, engage and advance diverse talent within an inclusive, welcoming environment, as well as to amplify DEI best practices across our internal processes, our investment portfolio, and through broader involvement in our communities.

•People and Culture: We focus on attracting and developing relationships with top talent to enhance diversity representation across all levels and functions at Ares. Through ongoing efforts to foster an inclusive culture, as well as mentorship and development programs, we support the growth and advancement of diverse talent and seek to provide an environment where team members experience a genuine sense of belonging. We hold educational and employee engagement events, including many in partnership with our employee resource groups that seek to enhance DEI and support minority team members. In addition, we conduct regular anti-harassment and DEI-related training.

•Business Processes and Investment Platform: We seek to embed DEI best practices into our business processes as both a reflection of our values and to drive innovation and returns. These practices include embedding DEI across our talent development processes internally, including periodic pay equity reviews. We also partner with certain of our portfolio companies, leveraging a third party assessment tool to understand the current state of their DEI efforts, as well as to share best practices and establish mutually agreed strategies and targets for driving DEI improvements in parallel with our internal efforts. Additionally, we also embed DEI into our investment diligence process and are focused on increasing vendor and supplier diversity in our procurement practices.

•Communities: We partner with organizations to foster diversity within our communities and promote corporate citizenship through charity and volunteerism, much of which targets historically underrepresented and economically disadvantaged populations. We additionally participate in DEI-focused industry groups in an effort to identify and advance best practices more broadly within alternative asset management.

Philanthropy
Philanthropy at Ares is comprised of the Ares Charitable Foundation, our corporate giving program and Ares In Motion volunteerism program.

•In 2021, we launched the Ares Charitable Foundation (the “Foundation”), a 501(c)(3) funded by discretionary contributions from Ares’ carried interest and incentive fees and by employee donations, to accelerate equality of economic opportunity for people globally. The Foundation focuses on investments in career preparation and reskilling, entrepreneurship and personal finance, areas that correspond with our primary business and reflect Ares’ values. We believe the Foundation grant-making model engages employees across our business groups as stakeholders in selecting and monitoring investments.

•Our corporate giving program focuses on sponsorships and support of charitable causes in the communities where Ares does business. In 2021, we co-announced AltFinance, an initiative we launched in collaboration with two peers, and to which Ares is expected to contribute $3.0 million per year for at least the next 10 years. The AltFinance program aims to attract, train and provide career opportunities for college students attending historically black colleges and universities and to promote access to and diversity in the alternative asset management industry. The initiative has three components consisting of a mentored fellowship program, a tailored virtual institute and a scholarship program.

•Across our global locations, our Ares In Motion program reflects our commitment to corporate citizenship and supporting our local communities through a wide range of philanthropic and volunteerism efforts, including corporate sponsorships and partnerships, a global volunteer program and employee donation matching program.

Communications to the Board of Directors
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Ares Management Corporation, Attention: General Counsel, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

EXECUTIVE OFFICERS
Set forth below is information concerning our executive officers:

Name	Age	Position
Michael J Arougheti	49	Director, Co-Founder, Chief Executive Officer and President
Ryan Berry	42	Chief Marketing and Strategy Officer
R. Kipp deVeer	49	Director, Head of Credit Group
David B. Kaplan	54	Director, Co-Founder & Co-Chairman of Private Equity Group
Jarrod Phillips	45	Chief Financial Officer
Antony P. Ressler	61	Director, Co-Founder and Executive Chairman
Bennett Rosenthal	58	Director, Co-Founder & Co-Chairman of Private Equity Group
Naseem Sagati Aghili	40	General Counsel & Secretary

The biographies for Messrs. Arougheti, deVeer, Kaplan, Ressler, and Rosenthal are set forth under “Proposal 1—Election of Directors—Nominees.”

Ryan Berry. Mr. Berry is the Chief Marketing and Strategy Officer of Ares Management Corporation and is a Partner in the firm. He is a member of the Ares Executive Management Committee , the Ares Diversity, Equity and Inclusion Council and the Ares Enterprise Risk Committee. Mr.Berry is the Head of the Ares Global Client Solutions Group with dedicated teams across North America, Europe, Asia Pacific and the Middle East focused on broadening and deepening investor relationships across the firm. Among his initiatives in recent years, Mr. Berry has completed asset manager acquisitions, forged strategic partnerships, expanded the firm’s international presence, enhanced the firm’s distribution channels and assisted with Ares’ IPO in May 2014 and related high grade debt offerings. Mr. Berry joined the firm in 2005 and spent several years working as an investment professional in the Private Equity Group, where he participated in various leveraged buyouts, growth equity and distressed debt transactions. Prior to joining Ares, Mr. Berry worked at UBS in Los Angeles as an Investment Banking Analyst. Mr. Berry holds a B.A., with distinction, from the Ivey Business School at Western University in Business Administration and a B.A. from Huron University College at Western University in Cross Disciplinary Studies.

Jarrod Phillips. Mr. Phillips is the Chief Financial Officer of Ares Management Corporation and is a Partner in the firm. He is a member of the Ares Executive Management Committee and the Ares Enterprise Risk Committee. Additionally, Mr. Phillips is Chief Financial Officer of AAC. Prior to joining Ares in 2016, Mr. Phillips was a Partner at Deloitte & Touche LLP, where he focused on financial services and asset management assurance and advisory services. Mr. Phillips was a member of the board of directors of Safe & Sound, a not-for-profit dedicated to the strengthening of families and ending child abuse from 2010 until 2021 and is currently a member of the board of directors of School On Wheels, a not-for-profit providing tutoring and mentoring to students experiencing homelessness. Mr. Phillips holds a B.S. from Virginia Polytechnic Institute and State University in Accounting. Mr. Phillips holds a CPA license (inactive) in the State of California.

Naseem Sagati Aghili. Ms. Sagati Aghili is General Counsel and Secretary of Ares Management Corporation. She is a Partner and Head of the Ares Legal Group and additionally is a member of the Ares Executive Management Committee, Enterprise Risk Committee and the Ares Diversity, Equity and Inclusion Council. She also serves as Vice President of ARCC, Ares Dynamic Credit Allocation Fund, Inc., CION Ares Diversified Credit Fund and Ares Landmark Private Markets Fund. Prior to being named the firm's General Counsel in 2020, Ms. Sagati Aghili served in a variety of roles at Ares, including most recently as Co-General Counsel, Deputy General Counsel and General Counsel of Private Equity. Prior to joining Ares in 2009, Ms. Sagati Aghili was with Proskauer Rose LLP, where she focused on mergers and acquisitions, securities offerings and general corporate matters. Ms. Sagati Aghili holds a B.A. from the University of California Berkeley in Political Economy of Industrial Societies and a J.D. from the University of Southern California Gould School of Law.

There are no family relationships among any of the directors or executive officers of the Company.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis we describe our executive compensation philosophy and programs and compensation decisions regarding the 2021 compensation of our named executive officers listed in the “Summary Compensation Table” that follows (our “NEOs”).

Compensation Philosophy

Our business as a global alternative asset manager is dependent on the performance of our NEOs and other key employees. Among other things, we depend on their ability to find, select and execute investments, oversee and improve the operations of our portfolio companies, find and develop relationships with fund investors and other sources of capital and provide other services essential to our success. Our compensation program is designed to attract, motivate and retain talented professionals who drive our success.

Our compensation philosophy has several primary objectives: (1) establish a clear relationship between performance and compensation, (2) align the interests of our NEOs and other key employees with our fund investors and stockholders to maximize value and (3) provide competitive incentive compensation opportunities, with an appropriate balance between short-term and long-term incentives.

Base salaries are dictated by employee proficiency and experience in their roles. In addition to base salary, we utilize a blend of variable and long-term pay vehicles to further incentivize and retain talent and provide an overall compensation package that is competitive with the market.

Variable Performance-based discretionary bonuses are generally paid annually to employees based on our profitability, market analysis and employee performance. As a component of variable pay, certain of our professionals may also receive carried interest or incentive fee participation in our funds. These awards will be distributed based on the rules of each individual fund, which generally provide for distributions either around the time of the fund’s, realization of profits, and/or annually. Certain senior professionals are awarded carried interest or incentive fees in funds outside of their business lines to provide incentives for coordination and collaboration across the firm and other businesses.

We believe that carried interest and incentive fee participation aligns the interests of our NEOs and other key employees with those of the investors in our funds, and this alignment has been a key contributor to our strong performance and growth. We also believe that ownership in our funds and the Company by our NEOs results in alignment of their interests with those of our fund investors and stockholders.

Our compensation program is a management tool supporting our mission and values. We believe our program supports, reinforces and aligns our values, business strategy and operations with the goal of increasing assets under management and profitability. Compensation arrangements with our NEOs are described below under “Elements of Compensation.”

Determination of Compensation for Named Executive Officers

Consistent with our compensation philosophy described above, our compensation program provides that our directors generally do not receive compensation other than carried interest and incentive fees or, in certain circumstances, such as for Mr. Arougheti as Chief Executive Officer and Mr. deVeer as Head of Credit Group, equity grants. While we do not have a compensation committee, the voting members of the Executive Management Committee, with input from the particular investment group heads of the applicable fund, generally recommend our NEOs’ carried interest and incentive fee awards, which are ultimately approved by the conflicts committee of the Board. The conflicts committee of the Board may, from time to time, prospectively approve the range of, or parameters for, carried interest and incentive fee awards that may be granted to our NEOs. The Board makes all final determinations regarding equity grants to our NEOs.

In Addition, subject to the control and supervision of the Board, for so long as Mr. Ressler is entitled to be a Class I director, Mr. Ressler makes all decisions relating to the award of carried interest and incentive fee awards in a fund in his discretion above a certain percentage of a carry program, except as set forth in a policy relating to awards of carried interest and incentive fees adopted by the Executive Management Committee.

When cash compensation is deemed appropriate for an NEO, the Board will make final determinations regarding such compensation, following the recommendation of the voting members of the Executive Management Committee.

For 2021, in connection with his appointment as our Chief Financial Officer, the voting members of the Executive Management Committee and the Board approved cash compensation for Mr. Phillips consisting of base salary and cash bonus based on his individual performance, his responsibilities, including his involvement and leadership in integrating ESG factors across our business and his ability to contribute to our overall performance both in the long- and short-term. Additional factors that the Board and the Executive Management Committee considered in making such salary and bonus determinations included prior-year compensation and balance between short- and long-term incentives.

Role of Compensation Consultant
We did not engage a compensation consultant with respect to NEO compensation in 2021. We do not benchmark or set our NEO compensation by reference to the compensation of a peer group.
Say-on-Pay Vote
At our 2019 Annual Meeting of Stockholders, we held a stockholder advisory vote on the compensation of our NEOs in our 2018 fiscal year (the “2019 say-on-pay vote”). Our stockholders approved the compensation of our NEOs, with approximately 94.3% of the votes cast in favor of our 2019 say-on-pay resolution.
At our 2019 Annual Meeting of Stockholders, a majority of our stockholders recommended that we hold a non-binding, advisory stockholder vote on the compensation of the NEOs every three years. In light of this recommendation from our stockholders, as well as other factors, at the Annual Meeting, we will be holding a stockholder advisory vote on the compensation of our NEOs in our 2021 fiscal year (the “2021 say-on-pay vote”) as described in this proxy statement.

Elements of Compensation
Our NEOs are generally compensated primarily through a combination of carried interest and incentive fees that are designed to reward performance and align the interests of our NEOs with the interests of our fund investors and stockholders, and for Messrs. Arougheti, deVeer, and Phillips, equity awards. In 2021, Mr. Phillips was the only NEO to receive a base salary and discretionary bonus payment, and Messrs. Arougheti, deVeer, and Phillips were the only NEOs to receive equity awards.
We believe that the elements of compensation for our NEOs serve the primary objectives of our compensation program. However, we periodically review the compensation of our key employees, including our NEOs, and, from time to time, may implement new plans or programs or otherwise make changes to the compensation structure relating to current or future key employees, including our NEOs.
Annual Base Salary. In 2021, Mr. Phillips was the only NEO who received an annual salary, the details of which are set out in the Summary Compensation Table that follows. None of Messrs. Arougheti, deVeer, Kaplan or Rosenthal received any annual base salary.

We intend the base salary of Mr. Phillips to reflect his position, duties and responsibilities as our Chief Financial Officer, as well as recognize his anticipated contribution to our ongoing initiatives and future success. Although we believe that the base salary of our NEOs should not typically be the most significant amount of total compensation, we intend that any base salary amounts should attract and retain top talent as well as assist with the payment of basic living costs throughout the year.
Annual Cash Discretionary Bonus Payments. In 2021, Mr. Phillips was the only NEO who received an annual discretionary bonus.
Mr. Phillips's total discretionary bonus recognizes Mr. Phillips’s appointment as our Chief Financial Officer in 2021 and his individual contribution to our overall goals and performance. We intend the discretionary bonus payment to reward Mr. Phillips for assisting us to achieve our annual goals, both for the Company as a whole and in his respective area of responsibility, including firm-wide ESG initiatives. Factors that were included in determining the size of the bonus payment include Mr. Phillips's accomplishments in driving our results, his leadership and management of his team and our overall performance. Comparisons were made to prior year performance and to our other senior professionals with the intention to reward, motivate and retain Mr. Phillips.

Mr. Phillips's 2021 annual discretionary bonus was paid 70% in cash in December 2021 and the balance in January 2022 as a grant of restricted units equal to 30% of his total discretionary bonus.

Incentive Fees. The general partners or managers of certain of our funds receive variable performance-based fees from our funds based on the applicable fund’s performance each year. Our senior professionals may be awarded a percentage of such variable incentive fees. These variable incentive fees are determined based on the seniority of the senior professional and the role of such senior professional in the applicable fund. Our senior professionals (including our NEOs) who work on these funds collectively participate in a majority of the incentive fees payable by our funds. We intend our incentive fee awards to incentivize the growth of our various operations and help align our investment and other professionals, including our NEOs, with our fund investors and stockholders. Messrs. Arougheti and deVeer were the only NEOs who received incentive fees in 2021. For many partners and managers, these awards are made annually but may be subject to deferral and thus result in increased fees in subsequent years. In addition, these awards, are not subject to vesting and generally are forfeitable upon termination of employment (subject to certain exceptions as described in greater detail below under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”). However, for each of Messrs. Arougheti and deVeer, certain of the incentive fees are structured such that, notwithstanding the NEO’s termination of employment with us, the NEO may be eligible to continue to receive distributions relating to a declining portion of the NEO’s incentive fee allocation for a period of up to twelve quarters following the NEO’s termination of employment. Incentive fees, if any, in respect of a particular fund are paid to the senior professional only when actually received by the general partner, manager or other Ares entity entitled to receive such fees and are subject to dilution. In addition, the fees in which our senior professionals are entitled to share do not include base management fees, administrative fees or other expense reimbursements received from our funds. Because our senior professionals’ entitlement to incentive fees is generally subject to the fund achieving investment performance hurdles, we believe that the interests of our senior professionals are strongly aligned with the interests of our fund investors, thus ultimately benefiting our fund investors and stockholders through our success as a whole.

Carried Interest. The general partners or affiliates of certain of our funds receive a variable preferred allocation of income and gains from our funds if specified returns are achieved, which we refer to as “carried interest.” We intend our carried interest awards to incentivize the successful investment performance by our funds and help align our senior professionals (including our NEOs) with our fund investors and stockholders. Our senior professionals (including our NEOs) who work on these funds collectively own a majority of the carried interest. The percentage of carried interest is determined based on the seniority of the senior professional and the role of such senior professional in such fund. Ownership of carried interest by senior professionals may be subject to a range of vesting conditions, including continued employment and forfeiture upon occurrence of certain specified events post-termination, thus serving as an important employment retention mechanism. Carried interest generally vests over five years following the grant date, with certain acceleration events for Ares partners. For certain of our NEOs, certain of their carried interest awards will fully accelerate upon termination of such NEO’s services to us without cause or by reason of death or disability of such NEO (described in greater detail below under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”). Messrs. Arougheti, deVeer, Kaplan, and Rosenthal received cash distributions attributable to carried interest in 2021.

In addition, the general partners that receive allocations of carried interest generally are subject to contingent repayment obligations, under which the general partners are required to return to the applicable fund distributions from carried interest in certain situations. Our senior professionals (including our NEOs) who receive allocations of carried interest are personally subject to this contingent repayment obligation, pursuant to which they may be required to repay previous distributions. Because the amount of carried interest distributions is directly tied to the realized performance of the underlying fund, our senior professionals’ direct ownership of carried interest fosters a strong alignment of their interests with the interests of our fund investors, thus ultimately benefiting our fund investors and stockholders through our success as a whole.
Long-Term Equity Compensation. We may grant equity to incentivize our NEOs’ continued employment and to align their interests with our fund investors and stockholders. We generally utilize restricted units to be settled in shares of our Class A common stock as our principal form of long-term equity compensation. Restricted unit awards are granted pursuant to our 2014 Equity Incentive Plan. At any time that the Company pays a cash dividend in respect of shares of our Class A common stock, NEOs will generally be entitled to receive a corresponding dividend equivalent payment in respect of their time-based restricted units.
Upon determining the independence of Korn Ferry, as defined under the applicable section of the NYSE rules and Rule 10C-1 under the Exchange Act, the Board engaged Korn Ferry in December 2020, to review, evaluate and provide recommendations regarding the Company’s multi-year equity grant framework for senior leadership executives across the firm. In connection with the engagement, Korn Ferry reviewed the equity grant framework in the context of internal business considerations and external market data and best practices, including comparative analyses against a peer group. Korn Ferry provided the Board with a report containing their views on vesting provisions for time-based awards, performance targets for performance-based grants, including stock price thresholds and volume weighted average share price calculation and equity dilution and burn rate compared to a peer group. After consideration of Korn Ferry’s report, the Board approved multi-year equity grants in January 2021, including performance-based equity grants.

Restricted Units - Mr. Phillips. In August 2021, in conjunction with his promotion to Chief Financial Officer, the Board approved the grant of 20,000 restricted units to Mr. Phillips. The restricted units are scheduled to vest in four equal installments on July 1 of each of the second, third, fourth and fifth anniversaries of the grant date, generally subject to Mr. Phillips’s continued service through the applicable vesting date (subject to certain exceptions as described in greater detail below, under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”).

Restricted Units - Messrs. Arougheti and deVeer. In January 2021, the Board approved the grant of restricted units to members of our senior leadership, including 1.2 million restricted units to be granted in equal installments over a four year period to Mr. Arougheti and 800,000 restricted units to be granted in equal installments over a four year period to Mr. deVeer, in order to incentivize their continued employment and to align their interests with our fund investors and stockholders. The first grant of restricted unit awards occurred in January 2021, the second in January 2022 and the remainder will be granted in two additional equal installments in January 2023 and January 2024, respectively, generally subject to the NEO’s continued service through the applicable grant date. The restricted units are scheduled to vest in four equal installments on January 31 of each of the second, third, fourth and fifth anniversaries of the applicable grant, generally subject to the NEO’s continued service through the applicable vesting date (subject to certain exceptions as described in greater detail below, under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”).

Also in January 2021, the Board approved the grant of 1.2 million performance-based restricted units to Mr. Arougheti and 400,000 performance-based restricted units to Mr. deVeer. The performance-based restricted units were scheduled to vest in four equal installments as follows: (i) 25% of the units were to vest if, over all trading days that occur during any 30 consecutive calendar day period on or prior to January 22, 2029, the volume-weighted average price per share of our Class A common stock is at least $55.00, (ii) 25% of the units were to vest if, over all trading days that occur during any 30 consecutive calendar day period on or prior to January 22, 2029, the volume-weighted average price per share of our Class A common stock is at least $60.00, (iii) 25% of the units were to vest if, over all trading days that occur during any 30 consecutive calendar day period on or prior to January 22, 2029, the volume-weighted average price per share of our Class A common stock is at least $65.00 and (iv) 25% of the units were to vest if, over all trading days that occur during any 30 consecutive calendar day period on or prior to January 22, 2029, the volume-weighted average price per share of our Class A common stock is at least $75.00, in each case, generally subject to the NEO’s continued service through the applicable vesting date (subject to certain exceptions as described in greater detail below, under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”). Because of the significant growth and strong performance of the Company during 2021, the vesting criteria for these grants were satisfied during 2021.

Deferred Unit Awards - Mr. Phillips. Beginning in 2016, we awarded a portion of the annual discretionary bonus to key employees (including those NEOs who receive annual discretionary bonuses) in the form of restricted units to be settled in shares of our Class A common stock. We refer to these restricted units as “Deferred Units.” Generally, Deferred Units vest in three equal installments on the first, second and third anniversaries of the date of grant, subject to continued employment.
In January 2021, we granted 3,185 Deferred Units to Mr. Phillips and in January 2022 we granted 2,907 Deferred Units to Mr. Phillips, in each case, in respect of his discretionary bonus for the preceding calendar year. The Deferred Units will lapse and be forfeited upon termination of employment (subject to certain exceptions as described in greater detail below, under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”). We believe the period of deferral and the vesting schedule sufficiently aligns the interests of NEOs who receive discretionary bonuses with our interests, as well as the interests of our fund investors and stockholders.
Current Year Grants of Restricted Units. In January 2022, Messrs. Arougheti and deVeer were granted the second of four equal installments of restricted unit awards approved by the Board in 2021 for members of our senior leadership. The first grant of such restricted unit awards occurred in January 2021, the second in January 2022 and the remainder will be granted in two additional equal installments in January 2023 and January 2024, respectively, generally subject to the NEO’s continued service through the applicable grant date. The restricted units are scheduled to vest in four equal installments on January 31 of each of the second, third, fourth and fifth anniversaries of the applicable grant, generally subject to the NEO’s continued service through the applicable vesting date (subject to certain exceptions as described in greater detail below, under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”).

In January 2022, the Board approved the grant of 10,000 restricted units to Mr. Phillips to incentivize his continued employment and align his interests with our fund investors and stockholders. The restricted units are scheduled to vest in four equal installments on January 31 of each of the second, third, fourth and fifth anniversaries of the grant date, generally subject to Mr. Phillips' continued service through the applicable vesting date (subject to certain exceptions as described in greater detail below, under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control”).

401(k) Retirement Plan. All of our NEOs are eligible to participate in our 401(k) program. We intend that participation in our 401(k) program will assist our NEOs to set aside funds for retirement in a tax efficient manner. The Ares retirement plan provides options for contributing to a traditional pre-tax 401(k), a post-tax Roth 401(k) or a combination of both, up to allowable IRS limits. In addition, we provide a discretionary match equal to 100% of the first 4% of the individual’s earnings and 50% of the next 2% of the individual's earnings, up to a maximum match of $8,700 for 2021. The match is subject to a three-year vesting schedule, vesting 1/3 per year over the first three years of employment at Ares. Once employed for three years, 100% of any match outstanding or due to the employee is vested.
Termination Payments
In addition to the awards described above, Messrs. Arougheti, deVeer, and Phillips have been granted long-term equity awards that may vest upon certain qualifying terminations of employment. For certain of our NEOs, their carried interest awards will accelerate upon certain qualifying terminations of employment. The effect of certain qualified terminations on our NEOs’ long-term equity awards and carried interest awards is described in greater detail below under “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control.”
Other Benefits

We offer a charitable donation matching program to our employees, including our NEOs. As part of the program, we will match charitable contributions by employees up to up to $2,000 per employee per fiscal year. During 2021, one of our NEOs, Mr. Phillips, utilized this program for the full $2,000 amount.

Termination of Named Executive Officer

In August 2021, Michael R. McFerran was involuntarily terminated as Partner, Chief Operating Officer and Chief Financial Officer of the Company and Mr. Phillips was appointed was appointed as Chief Financial Officer and designated as the principal financial and accounting officer of the Company. The Board’s decision to terminate Mr. McFerran was made following a comprehensive investigation by outside legal counsel. As a result of Mr. McFerran’s termination, he forfeited all future compensation, all unvested restricted units and all unvested carried interest.

Accounting and Tax Considerations
We consider the impact of accounting implications and tax treatment of significant compensation decisions.
Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”) generally disallows publicly-listed companies a tax deduction for compensation in excess of $1,000,000 paid to “covered employees” of such company, which “covered employees” can include the chief executive officer, the chief financial officer, the three other highest paid executive officers and certain individuals who were previously “covered employees”. Under final regulations released in December 2020 that reverse a longstanding position of the Internal Revenue Service, Section 162(m) now applies to corporations, including the Company, in respect of the compensation of covered employees of an operating partnership for which the compensation deduction is allocable to the corporation based on its interest in the partnership. The regulations may limit deductions for the compensation of covered employees of an operating partnership that are allocable to the Company.
The developments described above, as well as other developments and changes in accounting standards and tax law may impact our compensation decisions. As accounting standards and applicable tax laws develop, we may revise certain features of our executive compensation program to appropriately align our executive compensation program with our overall executive compensation philosophy and objectives. However, we believe that these are only some of the many relevant considerations of setting executive compensation, and should not be permitted to compromise our ability to design and maintain compensation programs that are consistent with our compensation philosophy and objectives. Accordingly, we retain the discretion to pay compensation that is not tax deductible and/or could have adverse accounting consequences.

Compensation Committee Report

As described above, the Board does not have a compensation committee. The entire Board has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has determined that the Compensation Discussion and Analysis should be included in this proxy statement.

Michael J Arougheti R. Kipp deVeer David B. Kaplan Antony P. Ressler Bennett Rosenthal Antoinette Bush Paul G. Joubert Michael Lynton Eileen Naughton Dr. Judy D. Olian

COMPENSATION OF OUR EXECUTIVE OFFICERS

Summary Compensation Table for Fiscal Year 2021
The following table contains information about the compensation paid to or earned by each of our named executive officers during the three most recently completed fiscal years, except for our newly named executive officers during 2021, for which compensation is only presented for fiscal year 2021.

		Salary	Bonus	Stock Awards	All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)		($)
Michael J Arougheti, Co-Founder, Chief Executive Officer and President	2021	—	—	53,154,000	17,688,896	(4)(8)	70,842,896
	2020	—	—	—	7,303,953	(4)(9)	7,303,953
	2019	—	—	—	12,665,722	(4)(10)	12,665,722
R. Kipp deVeer, Director, Head of Credit Group	2021	—	—	22,294,000	23,090,167	(5)	45,384,167
David B. Kaplan, Co-Founder and Co-Chairman of Private Equity Group	2021	—	—	—	22,779,937	(6)(8)	22,779,937
	2020	—	—	—	54,974,317	(6)(9)	54,974,317
	2019	—	—	—	30,933,956	(6)(10)	30,933,956
Bennett Rosenthal, Co-Founder and Co-Chairman of Private Equity Group	2021	—	—	—	22,779,937	(6)(8)	22,779,937
	2020	—	—	—	54,974,317	(6)(9)	54,974,317
	2019	—	—	—	30,933,956	(6)(10)	30,933,956
Jarrod Phillips, Chief Financial Officer	2021	750,000	525,000	2,073,259	10,700	(7)	3,358,959
Michael R. McFerran, Former Chief Financial Officer and Former Chief Operating Officer	2021	730,000	—	20,372,735	408,534	(11)	21,511,269
	2020	1,200,000	1,246,250	5,991,955	171,720	(12)	8,609,925
	2019	1,200,000	1,095,000	4,601,976	131,454	(13)	7,028,430

(1)In 2021, 2020 and 2019, we did not make salary payments to Messrs. Arougheti, deVeer, Kaplan or Rosenthal.
(2)Represents the cash portion of the discretionary bonuses in respect of the applicable fiscal year. As further described in “—Compensation Discussion and Analysis—Annual Cash Discretionary Bonus Payments”, Mr. Phillips received 30% of his 2021 discretionary bonuses in restricted units granted in January 2022, which is not included in these amounts.
(3)Represents the grant date fair value of restricted units in respect of shares of our Class A common stock computed in accordance with ASC Topic 718. See Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2022.
(4)Includes actual cash distributions attributable to carried interest allocations of $1,408,224, $632,129 and $222,519 for 2021, 2020 and 2019, respectively, and incentive fee payments of $16,271,971, $6,663,274 and $12,434,802 for 2021, 2020 and 2019, respectively.
(5)Includes actual cash distributions attributable to carried interest allocations of $2,543,778 for 2021 and incentive fee payments of $20,546,389 for 2021.
(6)Includes actual cash distributions attributable to carried interest allocations of $22,771,237, $54,965,767 and $30,925,556 in 2021, 2020 and 2019, respectively.
(7)Includes $8,700 in matching contributions under our 401(k) plan and $2,000 in matching contributions under our charitable donation matching program.
(8)Includes $8,700 in matching contributions under our 401(k) plan.
(9)Includes $8,550 in matching contributions under our 401(k) plan.
(10)Includes $8,400 in matching contributions under our 401(k) plan.
(11)Includes $232,582 of actual cash distributions attributable to incentive fee payments, $167,252 of actual cash distributions attributable to carried interest allocations, and $8,700 in matching contributions under our 401(k) plan.
(12)Includes $127,210 of actual cash distributions attributable to incentive fee payments, $33,960 of actual cash distributions attributable to carried interest allocations, $8,550 in matching contributions under our 401(k) plan, and $2,000 in matching contributions under our charitable donation matching program.
(13)Includes $115,671 of actual cash distributions attributable to incentive fee payments, $7,383 of actual cash distributions attributable to carried interest allocations, and $8,400 in matching contributions under our 401(k) plan.

See “—Compensation Discussion and Analysis” for a discussion of the current compensatory terms applicable to NEOs.

Grants of Plan-Based Awards for Fiscal Year 2021
The following table contains information about each grant of an award made to our NEOs in 2021 under any plan, including awards that subsequently have been transferred.

Name	Grant Date(1)	Estimated Future Payouts Under Equity Incentive Plan Awards (Target (#))	Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock Awards(2) ($)
Michael J Arougheti	1/22/2021	—	300,000	(3)	13,728,000
	1/22/2021	—	1,200,000	(4)	39,426,000
R. Kipp deVeer	1/22/2021	—	200,000	(3)	9,152,000
	1/22/2021	—	400,000	(4)	13,142,000
Jarrod Phillips	1/20/2021	—	3,185	(5)	145,459
	1/31/2021	—	10,000	(3)	451,600
	8/9/2021	—	20,000	(6)	1,476,200
Michael R. McFerran, Former Chief Financial Officer and Former Chief Operating Officer	1/20/2021	—	9,634	(7)	439,985
	1/22/2021	—	112,500	(8)	3,986,550
	1/22/2021	—	450,000	(9)	15,946,200

(1)For information regarding the timing and vesting of restricted unit grants, see “—Elements of Compensation—Long-Term Equity Compensation.”
(2)Represents the grant date fair value of restricted units computed in accordance with ASC Topic 718. See Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2022.
(3)Represents restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock upon vesting. The restricted units generally vest in four equal installments on each of January 31, 2023, 2024, 2025 and 2026, generally subject to continued employment and earlier vesting upon the occurrence of specified events. See “Compensation of our Executive Officers—Potential Payments upon Termination or Change-in-Control.”
(4)Represents performance-based restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock upon vesting. 25% of the restricted units generally vest on achievement of a volume-weighted average price per share of our Class A common stock of $55.00, $60.00, $65.00 and $75.00 during any consecutive 30 calendar day period on or prior to the eighth anniversary of the grant date, generally subject to continued employment. These awards fully vested in 2021 due to achievement of vesting criteria.
(5)Represents restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock, awarded to Mr. Phillips as a portion of the NEO's annual discretionary bonus. The restricted units generally vest in three equal installments on each of January 20, 2022, 2023 and 2024, subject to continued employment and earlier vesting upon the occurrence of specified events.
(6)Represents restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock upon vesting. The restricted units generally vest in four equal installments on each of July 1, 2023, 2024, 2025 and 2026, generally subject to continued employment.
(7)Represents restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock, awarded to Mr. McFerran as a portion of the NEO’s annual discretionary bonus. The restricted units generally vest in three equal installments on each of January 20, 2022, 2023 and 2024, subject to continued employment and earlier vesting upon the occurrence of specified events. These awards were forfeited upon the NEO’s termination.
(8)Represents restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock upon vesting. The restricted units generally vest in four equal installments on each of January 31, 2023, 2024, 2025 and 2026, generally subject to continued employment and earlier vesting upon the occurrence of specified events. These awards were forfeited upon the NEO’s termination.
(9)Represents performance-based restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock upon vesting. 25% of the restricted units generally vest on achievement of a volume-weighted average price per share of our Class A common stock of $55.00, $60.00, $65.00 and $75.00 during any consecutive 30 calendar day period on or prior to the eighth anniversary of the grant date, generally subject to continued employment. 50% of these awards fully vested in 2021 due to achievement of vesting criteria and the remainder were forfeited upon the NEO’s termination.

Outstanding Equity Awards at Fiscal Year-End 2021
The following table contains information concerning unvested equity awards; unexercised options; stock that has not vested; and equity incentive plan awards outstanding for each NEO as of December 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael J Arougheti	—	—		—	—	633,332	(2) (3)	51,470,892	—	—
R. Kipp deVeer	84,546	—	(4)	19	April 30, 2024	563,614	(5) (6) (7) (8) (9)	45,804,910	—	—
David B. Kaplan	—	—		—	—	—		—	—	—
Bennett Rosenthal	—	—		—	—	—		—	—	—
Jarrod Phillips	—	—		—	—	66,095	(10) (11) (12) (13) (14) (15) (16) (17) (18)	5,371,541	—	—
Michael R. McFerran, Former Chief Financial Officer and Former Chief Operating Officer	—	—		—	—	—		—	—	—

(1)The dollar amounts shown under these columns were calculated by multiplying the number of unvested restricted units held by the NEO by the closing price of $81.27 per share of our Class A common stock on December 31, 2021, the last trading day of 2021.
(2)666,666 restricted units were granted on July 31, 2018 and vest in equal installments on each of January 1, 2020, January 1, 2021, January 1, 2022 and January 1, 2023, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, 333,334 of these restricted units have vested.
(3)300,000 restricted units were granted on January 22, 2021 and vest in equal installments on each of January 31, 2023, January 31, 2024, January 31, 2025 and January 31, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, none of these restricted units have vested.
(4)The options granted on February 13, 2017 are fully vested. As of December 31, 2021, 126,818 options have been exercised.
(5)750,000 restricted units were granted on January 31, 2017 and vest in equal installments on each of January 1, 2019, January 1, 2020, January 1, 2021 and January 1, 2022, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, 562,500 of these restricted units have vested.
(6)100,000 restricted units were granted on January 31, 2019 and vest in equal installments on each of January 31, 2021, January 31, 2022, January 31, 2023 and January 31, 2024, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, 25,000 of these restricted units have vested.
(7)1,672 restricted units were granted on January 20, 2020 and vest in equal installments on each of January 20, 2021, January 20, 2022 and January 20, 2023, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, 558 of these restricted units have vested.
(8)100,000 restricted units were granted on January 31, 2020 and vest in equal installments on each of January 31, 2022, January 31, 2023, January 31, 2024 and January 31, 2025, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, none of these restricted units have vested.
(9)200,000 restricted units were granted on January 22, 2021 and vest in equal installments on each of January 31, 2023, January 31, 2024, January 31, 2025 and January 31, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, none of these restricted units have vested.
(10)2,190 restricted units were granted on January 20, 2018 and vest in equal installments on each of January 20, 2019, January 20, 2020, January 20, 2021, and January 20, 2022, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, 1,643 of these restricted units have vested.
(11)15,000 restricted units were granted on January 31, 2018 and vest in equal installments on each of January 31, 2020, January 31, 2021, January 31, 2022, and January 31, 2023, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, 7,500 of these restricted units have vested.
(12)2,809 restricted units were granted on January 20, 2019 and vest in equal installments on each of January 20, 2020, January 20, 2021, and January 20, 2022, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, 1,873 of these restricted units have vested.
(13)10,000 restricted units were granted on January 31, 2019 and vest in equal installments on each of January 31, 2021, January 31, 2022, January 31, 2023, and January 31, 2024, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, 2,500 of these restricted units have vested.

(14)2,142 restricted units were granted on January 20, 2020 and vest in equal installments on each of January 20, 2021, January 20, 2022, and January 20, 2023, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, 715 of these restricted units have vested.
(15)15,000 restricted units were granted on January 31, 2020 and vest in equal installments on each of January 31, 2022, January 31, 2023, January 31, 2024, and January 31, 2025, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, none of these restricted units have vested.
(16)3,185 restricted units were granted on January 20, 2021 and vest in equal installments on each of January 20, 2022, January 20, 2023, and January 20, 2024, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, none of these restricted units have vested.
(17)10,000 restricted units were granted on January 31, 2021 and vest in equal installments on each of January 31, 2023, January 31, 2024, January 31, 2025, and January 31, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, none of these restricted units have vested.
(18)20,000 restricted units were granted on August 9, 2021 and vest in equal installments on each of July 1, 2023, July 1, 2024, July 1, 2025, and July 1, 2026, subject to continued employment and earlier vesting upon the occurrence of specified events. As of December 31, 2021, none of these restricted units have vested.

Stock Vested for Fiscal Year 2021

The following table provides information regarding the number of outstanding initially unvested equity awards made to our NEOs that vested during 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Michael J Arougheti	1,366,667	88,775,682
R. Kipp deVeer	713,058	44,403,777
David B. Kaplan	—	—
Bennett Rosenthal	—	—
Jarrod Phillips	13,407	615,618
Michael R. McFerran Former Chief Financial Officer and Former Chief Operating Officer	275,765	16,044,493

(1)The Value Realized on Vesting column reflects the aggregate value realized with respect to all restricted units that vested during fiscal year 2021. The value realized in connection with each vesting of shares of restricted units is calculated as the number of restricted units multiplied by the closing price of our Class A common stock on the vesting date. The value realized amounts are calculated in accordance with the rules and regulations of the SEC and may not reflect the amounts ultimately realized by the applicable NEO.

Common Stock and Ares Operating Group Units
We refer to our Class A common stock, Ares Operating Group Units and shares of our Class A common stock received in exchange for such Ares Operating Group Units as “subject units.”
The subject units received by our NEO are fully vested. The subject units owned by our NEO may be transferred or exchanged at any time, subject to the restrictions in the exchange agreement.
The transfer restrictions set forth above are generally applicable. There may be some different arrangements for some individuals in isolated instances, none of which are applicable to our NEOs.
As of the Record Date, assuming that all of the outstanding Ares Operating Group Units exchangeable for shares of our Class A common stock were exchanged for shares of our Class A common stock, Mr. Ressler would hold, directly or indirectly, shares of our Class A common stock representing 21.6% of the total number of shares of our Class A common stock outstanding as a result of such exchange and subject to transfer restrictions and forfeiture provisions.

Pension Benefits for Fiscal Year 2021

We provide no pension benefits to our NEOs.

Nonqualified Deferred Compensation for Fiscal Year 2021

We provide no defined contribution plans for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination or Change-in-Control
Other than as set forth below, our NEOs are not entitled to any additional payments or benefits upon termination of employment, upon a change in control or upon retirement, death or disability. As discussed in greater detail below, for certain of our NEOs, certain of their carried interest awards and other long-term equity awards will accelerate upon termination of such NEO’s services to us without cause or by reason of death or disability of such NEO.
Equity Arrangements with Michael Arougheti
In July 2018, in recognition of Mr. Arougheti’s appointment as Chief Executive Officer, we granted 666,666 restricted units to Mr. Arougheti. The restricted units are eligible to vest 25% on each of January 1, 2020, 2021, 2022 and 2023 (the “2018 Service-Based Award”). In January 2021, we granted 300,000 restricted units to Mr. Arougheti that will vest 25% on each of January 31, 2023, 2024, 2025 and 2026 (the “2021 Arougheti Service-Based Award”).Any unvested restricted units will be forfeited upon Mr. Arougheti’s termination of service, provided that, in the event that Mr. Arougheti’s service is terminated without cause or due to his death or disability, or upon Mr. Arougheti’s resignation for good reason (in each case, as defined in Mr. Arougheti’s restricted unit award agreement), 50% of the then-unvested 2018 Service-Based Award and 2021 Arougheti Service-Based Award will vest. Further, if Mr. Arougheti’s service is terminated without cause (other than due to Mr. Arougheti’s death or disability) or as a result of Mr. Arougheti’s resignation for good reason, in either case, within six months of a change in control event (as defined in Mr. Arougheti’s restricted unit award agreement), any then-unvested 2018 Service-Based Award and/or 2021 Arougheti Service-Based Award will vest in full. If Mr. Arougheti had experienced a termination without cause, by reason of his death or disability, or as a result of his resignation for good reason, in each case, on December 31, 2021, Mr. Arougheti would have vested in restricted units having a value of $25,735,446. Further, if a change in control event were to occur and Mr. Arougheti’s service was terminated without cause or as a result of Mr. Arougheti’s resignation for good reason on December 31, 2021, Mr. Arougheti would have vested in additional restricted units having a value of $25,735,446. The values provided above are based on the closing price for our Class A common stock on December 31, 2021, which was $81.27.

As discussed above in “—Compensation Discussion and Analysis—Current Year Grants of Restricted Units,” in January 2021, the Board approved grants of restricted units for 2022 through 2024 for Mr. Arougheti. In the event Mr. Arougheti’s service is terminated without cause or due to his death or disability, or upon Mr. Arougheti’s resignation for good reason (in each case, as defined in Mr. Arougheti’s restricted unit award agreement), 50% of the then-unvested restricted units subject to such Board approval will vest, including such restricted units that have not yet been granted. Further, if Mr. Arougheti’s service is terminated without cause (other than due to Mr. Arougheti’s death or disability) or as a result of Mr. Arougheti’s resignation for good reason, in either case, within six months following a change in control event (as defined in Mr. Arougheti’s restricted unit award agreement), any then-unvested restricted units subject to such Board approval will vest in full, including such restricted units that have not yet been granted.
Equity Arrangements with R. Kipp deVeer
With respect to the restricted units granted to Mr. deVeer in January 2017, January 2019, and January 2020, in the event that Mr. deVeer's service is terminated (i) as a result of Mr. deVeer's termination without cause, any restricted units that are outstanding and unvested as of such termination and that are scheduled to vest on or prior to the twelve-month anniversary of such termination will vest upon the termination, or (ii) as a result of Mr. deVeer's death or disability, 50% of the restricted units outstanding and unvested as of such termination will vest upon the termination. If Mr. deVeer had experienced a termination without cause or by reason of death or disability, in each case, on December 31, 2021, Mr. deVeer would have vested in restricted units having a value of $19,301,625 or $14,730,188, respectively, based on the closing price for our Class A common stock on December 31, 2021, which was $81.27.

In January 2021, we granted 200,000 restricted units to Mr. deVeer that will vest 25% on each of January 31, 2023, 2024, 2025 and 2026 (the “2021 deVeer Service-Based Award”). Any unvested restricted units will be forfeited upon Mr. deVeer’s termination of service, provided that, in the event that Mr. deVeer’s service is terminated without cause or due to his death or disability, or upon Mr. deVeer’s resignation for good reason (in each case, as defined in Mr. deVeer’s restricted unit award agreement), 50% of the then-unvested 2021 deVeer Service-Based Award will vest. Further, if Mr. deVeer’s service is terminated without cause (other than due to Mr. deVeer’s death or disability) or as a result of Mr. deVeer’s resignation for good reason, in either case, within six months of a change in control event (as defined in Mr. deVeer’s restricted unit award agreement), any then-unvested 2021 deVeer Service-Based Award will vest in full. If Mr. deVeer had experienced a termination without cause, by reason of his death or disability, or as a result of his resignation for good reason, in each case, on December 31, 2021, Mr. deVeer would have vested in restricted units having a value of $8,127,000. Further, if a change in control event were to occur and Mr. deVeer’s service was terminated without cause or as a result of Mr. deVeer’s resignation for good reason on December 31, 2021, Mr. deVeer would have vested in additional restricted units having a value of

$8,127,000. The values provided above are based on the closing price for our Class A common stock on December 31, 2021, which was $81.27.

As discussed above in “—Compensation Discussion and Analysis—Current Year Grants of Restricted Units,” in January 2021, the Board approved grants of restricted units for 2022 through 2024 for Mr. deVeer. In the event Mr. deVeer’s service is terminated without cause or due to his death or disability, or upon Mr. deVeer’s resignation for good reason (in each case, as defined in Mr. deVeer’s restricted unit award agreement), 50% of the then-unvested restricted units subject to such Board approval will vest, including such restricted units that have not yet been granted. Further, if Mr. deVeer’s service is terminated without cause (other than due to Mr. deVeer’s death or disability) or as a result of Mr. deVeer’s resignation for good reason, in either case, within six months following a change in control event (as defined in Mr. deVeer’s restricted unit award agreement), any then-unvested restricted units subject to such Board approval will vest in full, including such restricted units that have not yet been granted.
Deferred Unit Awards
If Mr. deVeer's employment is terminated without cause, by reason of his death or disability or for early or normal retirement, the unvested portion of his Deferred Units will vest. If Mr. deVeer had experienced a termination without cause, by reason of death or disability or for early or normal retirement on December 31, 2021, Mr. deVeer would have vested in Deferred Units having a value of $90,535, based on the closing price of our Class A common stock on December 31, 2021, which was $81.27.
Equity Arrangements with Jarrod Phillips
With respect to the restricted units granted to Mr. Phillips in January 2018, January 2019, January 2020, January 2021 and August 2021, in the event that Mr. Phillips's service is terminated (i) as a result of Mr. Phillips's termination without cause, any restricted units that are outstanding and unvested as of such termination and that are scheduled to vest on or prior to the twelve-month anniversary of such termination will vest upon the termination, or (ii) as a result of Mr. Phillips's death or disability, 50% of the restricted units outstanding and unvested as of such termination will vest upon the termination. If Mr. Phillips had experienced a termination without cause or by reason of death or disability, in each case, on December 31, 2021, Mr. Phillips would have vested in restricted units having a value of $812,700 or $2,438,100, respectively, based on the closing price for our Class A common stock on December 31, 2021, which was $81.27.
Deferred Unit Awards
If Mr. Phillips's employment is terminated without cause, by reason of his death or disability or for early or normal retirement, the unvested portion of his Deferred Units will vest. If Mr. Phillips had experienced a termination without cause, by reason of death or disability or for early or normal retirement on December 31, 2021, Mr. Phillips would have vested in Deferred Units having a value of $495,341, based on the closing price of our Class A common stock on December 31, 2021, which was $81.27.
Incentive Fees and Carried Interest
For certain of our NEOs, certain of their carried interest awards will accelerate upon termination of such NEO’s services to us without cause or by reason of death or disability of such NEO. Our incentive fee awards are generally annual awards and forfeitable upon termination of employment in certain circumstances. However, for Messrs. Arougheti and deVeer, certain of the incentive fees are structured such that, notwithstanding the NEO's termination of employment with us, the NEO’s may be eligible to continue to receive distributions relating to a declining portion of the NEO's incentive fee allocation for a period of up to twelve quarters following the NEO's termination of employment.

PAY RATIO
As a result of the rules adopted by the SEC under the Dodd-Frank Act, we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using certain permitted methodologies. To determine our CEO pay ratio and our median employee, we took the following steps:
•We identified our median employee utilizing data as of December 31, 2021 (the “Determination Date”) by examining the total amount of compensation as reflected in our payroll records and as reported to the Internal Revenue Service on Form W-2 and Schedule K-1 for 2021 (“total compensation”) for all individuals, excluding our CEO, who were employed by us on the Determination Date. Total compensation includes salary, wages, distributions on carried interest and incentive fees, and income from unvested restricted units (including vesting thereof and distributions on such restricted units). We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis.

•We did not make any material assumptions, adjustments, or estimates with respect to total compensation. We annualized the compensation for all employees hired during 2021, including as a result of acquisitions.

•We included non-U.S. employees by converting their total compensation to U.S. Dollars from the applicable local currency using the 10-month average exchange rate from January 1, 2021 through October 31, 2021.

•We believe the use of total compensation for all employees is a consistently applied compensation measure because the SEC released guidance providing that compensation determined based on the Company’s tax and/or payroll records is an appropriate consistently applied compensation measure.

•After identifying the median employee based on total compensation, we calculated annual total compensation for that employee using the same methodology we used for our NEOs as set forth in the Summary Compensation Table in this proxy statement. The annual total compensation of our median employee for 2021 was $212,902.

•The annual total compensation of our CEO for 2021 was $70,842,896 due to the significant growth and strong performance of the Company during 2021, resulting in accelerated vesting of performance-based awards granted to Mr. Arougheti in 2021, as well as the deferral of ARCC incentive payments from 2020.

Our pay ratio may not be comparable to the CEO pay ratios presented by other companies. We believe our methodology most accurately reflects the incentives provided to our executives and employees in their roles at the Company. Based on the methodology described above, for 2021, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee (other than our CEO) is 333:1.

COMPENSATION OF OUR DIRECTORS
Each director who is not an employee of any entity related to Ares Management Corporation (“independent directors”) receives an annual retainer of $250,000, 50% payable in cash and 50% payable in equity, for the actual service period. An additional annual cash retainer of $25,000 is payable annually to the chair of our audit committee, and an additional annual cash retainer of $10,000 is payable annually to each other member of our audit committee.
For the 2021 annual retainer, each independent director (other than Ms. Naughton who was appointed to the Board in December 2021) received an equity grant pursuant to the 2014 Equity Incentive Plan of 1,953 restricted units, each of which represents the right to receive one share of our Class A common stock upon vesting. The restrictions on such units are scheduled to lapse at a rate of one-third per year, beginning on the first anniversary of the grant date.

We also reimburse independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at Board and committee meetings. Directors who are employees of or provide services to (other than as a director) any entity related to Ares Management Corporation did not receive any compensation for their services as directors.
We also offer independent directors the opportunity to direct a contribution of up to $15,000 per fiscal year from the Company to charitable organization(s) of their choice.
The Board periodically reviews the compensation of the independent directors in order to ensure the appropriateness of the compensation program.
Directors’ Compensation Table
The following table contains information concerning the compensation of the non-management directors for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Paul G. Joubert	150,000	130,812	—		280,812
Antoinette Bush	135,000	130,812	—		265,812
Eileen Naughton (2)	—	—	—		—
Michael Lynton	125,000	130,812	100,000	(3)	355,812
Dr. Judy D. Olian	135,000	130,812	15,000	(4)	280,812

(1)On July 27, 2021, Ms. Bush, Messrs. Joubert and Lynton and Dr. Olian each received equity grants of 1,953 restricted units, pursuant to the 2014 Equity Incentive Plan, each of which vests at a rate of one-third per year, beginning on the first anniversary of the grant date. Represents the grant date fair value of restricted units in respect of shares of our Class A common stock computed in accordance with ASC Topic 718. See Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2022.
(2)Joined the Board in December 2021.
(3)Includes $100,000 in fees for serving on the industry advisory board of one of our funds with a sports, media and entertainment focused strategy.
(4)Includes $15,000 in charitable contributions made by us at the direction of the independent director under our charitable donation program for independent directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and Ares Operating Group Units as of April 13, 2022 by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Ares Management Corporation, (2) each of our directors and NEOs and (3) all directors and executive officers of the Company as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Beneficial ownership reflected in the table below includes the total shares of our Class A common stock held by the individual and his or her personal planning vehicles. The address of each beneficial owner set forth below (other than Wellington Management Group LLP, Sumitomo Mitsui Banking Corporation, Capital World Investors and The Vanguard Group, Inc.) is c/o Ares Management Corporation, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

Name of Beneficial Owner	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Class C Common Stock Beneficially Owned		Combined Total Voting Power(2)
	Shares	Percent(1)	Shares	Percent	Shares	Percent
Ares Partners Holdco LLC(3)	133,764,077	46.13%(4)	1,000	100.00%	118,464,968	100.00%	81.78%(5)
Wellington Management Group LLP	15,330,114(6)	8.94%	—	—	—	—	1.79%
The Vanguard Group, Inc.	13,579,629(7)	7.92%	—	—	—	—	1.58%
Sumitomo Mitsui Banking Corporation	13,364,740(8)	7.79%	—	—	—	—	1.56%
Capital World Investors	10,214,738(9)	5.96%	—	—	—	—	1.19%
Antony P. Ressler	134,421,108(10)	46.35%	1,000	100.00%	118,464,968	100.00%	81.86%
Michael J Arougheti†	1,463,730(11)	*	—	—	—	—	*
David B. Kaplan†	0(12)	*	—	—	—	—	*
R. Kipp deVeer†	999,761(13)	*	—	—	—	—	*
Bennett Rosenthal†	0(14)	*	—	—	—	—	*
Paul G. Joubert	35,610(15)	*	—	—	—	—	*
Michael Lynton	25,610(16)	*	—	—	—	—	*
Dr. Judy D. Olian	27,410(17)	*	—	—	—	—	*
Antoinette Bush	14,348(18)	*	—	—	—	—	*
Eileen Naughton(19)	0	*	—	—	—	—	*
Jarrod Phillips	92,860(20)	*	—	—	—	—	*
All directors and executive officers as a group (12 persons)	138,616,087	47.38%(4)	1,000	100.00%	118,464,968	100.00%	82.32%(21)

† The number of shares and class ownership percentage reported for Mr. Arougheti exclude 150,258 shares of our Class A common stock and 10,421,596 Ares Operating Group Units held by Ares Owners on behalf of Mr. Arougheti or a vehicle controlled by him, as a limited partner of Ares Owners. The number of shares and class ownership percentage reported for Mr. Kaplan exclude 1,180,052 shares of our Class A common stock and 10,421,596 Ares Operating Group Units held by Ares Owners on behalf of Mr. Kaplan or a vehicle controlled by him, as a limited partner of Ares Owners. The number of shares and class ownership percentage reported for Mr. deVeer exclude 1,510,409 Ares Operating Group Units held by Ares Owners on behalf of Mr. deVeer or a vehicle controlled by him, as a limited partner of Ares Owners. The number of shares and class ownership percentage reported for Mr. Rosenthal exclude 1,105,052 shares of our Class A common stock and 10,421,596 Ares Operating Group Units held by Ares Owners on behalf of Mr. Rosenthal or a vehicle controlled by him, as a limited partner of Ares Owners. Each such person disclaims beneficial ownership of all such shares and units. See footnotes 11, 12, 13 and 14 for additional detail.
* Represents less than 1%.
(1)Unless otherwise stated, the class ownership percentages reported reflect 171,519,797 shares of our Class A common stock outstanding as of April 13, 2022. In addition, shares of our Class A common stock issuable upon the vesting of restricted units or the exercise of stock options are deemed outstanding and beneficially owned by the person holding such restricted unit or stock option for purposes of computing such person’s beneficial ownership percentage, but are not deemed outstanding for the purpose of computing the beneficial ownership percentage of any other person.
(2)As of the Record Date, (i) each share of our Class A common stock is entitled to one vote, (ii) each share of our Class B common stock is entitled to approximately 567,614 votes and (iii) each share of our Class C common stock is entitled to one vote, for a total of 857,598,985 votes.
(3)Each of Messrs. Arougheti, Berry, deVeer, Kaplan, Ressler and Rosenthal manage Holdco. Mr. Ressler generally has veto authority over decisions of the Holdco Members. Holdco is the general partner of Ares Owners and the sole member of both Ares GP LLC and Ares Voting. As of the record date, (i) Ares Owners holds an aggregate of 15,299,109 shares of our Class A common stock on behalf of each of its limited partners or a vehicle controlled by such limited partner and an aggregate of 118,464,968 Ares Operating Group Units on behalf of its limited partners, (ii) Ares GP LLC holds 1,000 shares of our Class B common stock and (iii) Ares Voting holds 118,464,968 shares of our Class C common stock. Each Ares Operating Group Unit is exchangeable for one share of our Class A common stock, subject to certain restrictions. The principal business address of each of Holdco, Ares Owners, Ares GP LLC and Ares Voting is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.
(4)The class ownership percentages of our Class A common stock reported for Ares Owners and Mr. Ressler is based on a total of 289,984,765 shares of our Class A common stock in the aggregate, which includes the shares of our Class A common stock outstanding as of April 13, 2022 and assumes the full exchange of Ares Operating Group Units held by Ares Owners on behalf of each of its limited partners.
(5)As the general partner of Ares Owners, the record holder of 8.92% of the outstanding shares of our Class A common stock, and the sole member of both Ares GP LLC and Ares Voting, the sole record holders of the outstanding shares of our Class B common stock and our Class C common stock, respectively, Holdco has total combined voting power of 81.78% of our common stock, and thus, will control any vote of our common stockholders.
(6)Based on information provided by Wellington Management Group LLP on Schedule 13G, filed with the SEC on February 4, 2022. As of December 31, 2021, Wellington Management Group LLP reported aggregate beneficial ownership of 15,330,114 shares of our Class A Common Stock with sole voting power over 0 shares, shared voting power over 13,133,192 shares and sole dispositive power over 0 shares. The principal business address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.
(7)Based on information provided by The Vanguard Group, Inc. on Schedule 13G, filed with the SEC on February 9, 2022. As of December 31, 2021, The Vanguard Group, Inc. and its subsidiaries named in such report reported aggregate beneficial ownership of 13,579,629 shares of our Class A common stock with sole voting power over 0 shares, shared voting power over 84,173 shares, sole dispositive power over 13,370,162 shares and shared dispositive power over 209,467 shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(8)Based on information provided by Sumitomo Mitsui Banking Corporation on Schedule 13G filed with the SEC on February 2, 2022. As of December 31, 2021, Sumitomo Mitsui Banking Corporation reported aggregate beneficial ownership of 13,364,740 shares of our Class A Common Stock with sole voting power over 0 shares and sole dispositive power over 0 shares. Sumitomo Mitsui Financial Group, Inc., as the parent company of Sumitomo Mitsui Banking Corporation, may be deemed to share voting and dispositive power over the shares of Class A Common Stock held by Sumitomo Mitsui Banking Corporation. The number of shares and class ownership percentage reported for Sumitomo Mitsui Banking Corporation excludes 3,489,911 shares of our non-voting common stock, $0.01 par value per share. The principal business address of Sumitomo Mitsui Banking Corporation is 1-2, Marunouchi 1-Chome, Chiyoda-Ku, Tokyo 100-0005.
(9)Based on information provided by Capital World Investors on Schedule 13G, filed with the SEC on February 16, 2021 and on Form 13F, filed with the SEC on February 14, 2022. As of December 31, 2022, Capital World Investors reported aggregate beneficial ownership of 10,214,738 shares of our Class A common stock with sole voting power over 10,214,738 shares and sole dispositive power over 10,214,738 shares. The principal business address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(10)A vehicle which Mr. Ressler may be deemed to control holds 657,031 shares of our Class A common stock. In addition, the number of shares and class ownership percentage reported for Mr. Ressler includes (i) with respect to our Class A common stock, an aggregate of 15,299,109 shares of our Class A common stock held by Ares Owners on behalf of each of its limited partners and assumes the full exchange of the 118,464,968 Ares Operating Group Units held by Ares Owners on behalf of its limited partners, (ii) with respect to our Class B common stock, the 1,000 outstanding shares of our Class B common stock held by Ares GP LLC and (iii) with respect to our Class C common stock, the 118,464,968 outstanding shares of our Class C common stock held by Ares Voting. Ares Owners holds 12,863,747 shares of our Class A common stock and 49,764,375 Ares Operating Group Units on behalf of Mr. Ressler, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners. Mr. Ressler expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners, the shares of our Class B common stock held by Ares GP LLC and the shares of our Class C common stock held by Ares Voting.
(11)Mr. Arougheti or a vehicle controlled by him directly holds 697,064 shares of our Class A common stock and 766,666 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions. In addition, Ares Owners holds 150,258 shares of our Class A common stock and 10,421,596 Ares Operating Group Units on behalf of Mr. Arougheti, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners. Mr. Arougheti expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.
(12)Ares Owners holds 1,180,052 shares of our Class A common stock and 10,421,596 Ares Operating Group Units on behalf of Mr. Kaplan, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners. Mr. Kaplan expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.
(13)Mr. deVeer or a vehicle controlled by him directly holds 389,658 shares of our Class A common stock, 525,557 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions, and 84,546 stock options, each of which represents the right to purchase one share of our Class A common stock, subject to certain vesting conditions. In addition, Ares Owners holds 1,510,409 Ares Operating Group Units on behalf of Mr. deVeer, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners. Mr. deVeer expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.
(14)Ares Owners holds 1,105,502 shares of our Class A common stock and 10,421,596 Ares Operating Group Units on behalf of Mr. Rosenthal, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners. Mr. Rosenthal expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.
(15)Mr. Joubert directly holds 30,626 shares of our Class A common stock and 4,984 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(16)Mr. Lynton directly holds 20,626 shares of our Class A common stock and 4,984 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(17)Dr. Olian directly holds 22,426 shares of our Class A common stock and 4,984 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(18)Ms. Bush directly holds 9,364 shares of our Class A common stock and 4,984 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(19)Joined the Board in December 2021.
(20)Mr. Phillips directly holds 27,116 shares of our Class A common stock and 65,744 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.
(21)Persons other than our directors and executive officers collectively hold a combined total voting power of approximately 17.68% of our common stock.

Securities Authorized for Issuance under Equity Incentive Plans
The table set forth below provides information concerning the awards that may be issued under the 2014 Equity Incentive Plan as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	19,829,318	$28.72	40,889,430
Total	19,829,318	$28.72	40,889,430

(1)Reflects the aggregate number of outstanding non-qualified options, share appreciation rights, shares of our Class A common stock, restricted units, deferred restricted units, phantom shares, share equivalent awards and other awards based on shares of our Class A common stock, to which we collectively refer as our “shares,” granted under the 2014 Equity Incentive Plan as of December 31, 2021.
(2)The aggregate number of shares of our Class A common stock available for future grants under our 2014 Equity Incentive Plan is increased on the first day of each fiscal year by the number of shares equal to the positive difference, if any, of (a) 15% of the aggregate number of shares of our Class A common stock and Ares Operating Group Units outstanding on the last day of the immediately preceding fiscal year (excluding Ares Operating Group Units held by the Company or its wholly owned subsidiaries) minus (b) the aggregate number of our shares of our Class A common stock otherwise available for future grants under our 2014 Equity Incentive Plan as of such date (unless the administrator of the 2014 Equity Incentive Plan should decide to increase the number of shares of our Class A common stock available for future grants under the plan by a lesser amount). The shares underlying any award granted under the 2014 Equity Incentive Plan that expire, terminate or are canceled (other than in connection of a payment) without being settled in shares of our Class A common stock will again become available for awards under the 2014 Equity Incentive Plan. Awards settled solely in cash do not use shares of our Class A common stock under the 2014 Equity Incentive Plan. As of January 1, 2022, pursuant to this formula, 49,293,000 shares of our Class A common stock were available for issuance under the 2014 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Tax Receivable Agreement
The holders of Ares Operating Group Units, subject to any applicable transfer restrictions and other provisions, may on a quarterly basis (subject to the terms of the exchange agreement), exchange their Ares Operating Group Units for shares of our Class A common stock on a one-for-one basis or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit to effect an exchange for a share of our Class A common stock. The Ares Operating Group (and any other entities as may be determined by the Company) has made or will make an election under Section 754 of the Code for each taxable year in which an exchange of Ares Operating Group Units for shares of our Class A common stock occurs, which is expected to result in increases (for U.S. federal income tax purposes) to the tax basis of its assets at the time of an exchange of Ares Operating Group Units. These exchanges are expected to result in increases (for U.S. federal income tax purposes) in the tax basis of the tangible and intangible assets of the Ares Operating Group that may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase and increased deductions, and a court could sustain such a challenge.

We entered into a tax receivable agreement with certain direct and indirect holders of Ares Operating Group Units (the “TRA Recipients”) that provides for the payment by us to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of increases in tax basis and certain other tax benefits related to our entering into the tax receivable agreement. Recent tax reform proposals by the U.S. Democratic Presidential administration would, among other things, increase the statutory corporate tax rate, which would generally increase the amount of cash tax savings and thus increase the amount of the payments to the TRA Recipients. This payment obligation is our obligation and not the obligation of the Ares Operating Group. We will benefit from the remaining 15% of cash tax savings, if any, in income tax we realize. For purposes of the tax receivable agreement, the cash tax savings in income tax will be computed by comparing our actual income tax liability (calculated with certain assumptions) to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the exchanges and had we not entered into the tax receivable agreement.
The term of the tax receivable agreement commenced on May 1, 2014 and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below) or we breach any of our material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if we had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:
•the timing of exchanges for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of the Ares Operating Group at the time of each exchange;

•the price of our Class A common stock at the time of the exchange the increase in any tax deductions, as well as the tax basis increase in other assets, of the Ares Operating Group, is proportional to the price of our Class A common stock at the time of the exchange;

•the extent to which such exchanges are taxable if an exchange is not taxable for any reason, increased deductions will not be available; and

•the amount and timing of our income we will be required to pay 85% of the cash tax savings as and when realized, if any.

If we do not have taxable income, we are not required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for state tax purposes). The utilization of such tax attributes will result in payments under the tax receivable agreement.

Future payments under the tax receivable agreement in respect of subsequent exchanges are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings we realize in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by the Ares Operating Group are not sufficient to permit us to make payments under the tax receivable agreement after it has paid taxes. The payments under the tax receivable agreement are not conditioned upon the TRA Recipients’ continued ownership of us or the Ares Operating Group.
In addition, the tax receivable agreement provides that upon a change of control, our obligations under the tax receivables agreement with respect to exchanged or acquired Ares Operating Group Units (whether exchanged or acquired before or after such change of control) would be accelerated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement.
Furthermore, we may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including (1) that any Ares Operating Group Units that have not been exchanged are deemed exchanged for the market value of our Class A common stock at the time of termination, (2) we will have sufficient taxable income in each future taxable year to fully realize all potential tax savings, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination and (4) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to the lesser of (i) 6.5% and (ii) LIBOR (or the applicable successor rate) plus 100 basis points.
As a result of the change in control provisions and the early termination right, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual cash tax savings that we realize in respect of the tax attributes subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.
Decisions made in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients (including, among others, certain Holdco Members) under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the tax receivable agreement. As an additional example, if future holders of Ares Operating Group Units do not become TRA Recipients, upon an exchange of Ares Operating Group Units by such future holders, current TRA Recipients (including, among others, certain Holdco Members) will be entitled to a portion of the payments payable under the tax receivable agreement with respect to such exchanges.
Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.
Investor Rights Agreement
We have entered into an Investor Rights Agreement that grants Ares Owners and certain other persons the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act of 1933, as amended (the “Securities Act”) common shares delivered in exchange for Ares Operating Group Units or shares of our common stock held by them. In addition, we may be required to make available shelf registration statements permitting sales of our common stock into the market from time to time over an extended period. Lastly, the parties to the Investor Rights Agreement have the ability to exercise certain piggyback registration rights in respect of shares of our common stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us.
Ares Operating Group Governing Agreement
Ares Management Corporation is a holding company and, indirectly through direct subsidiaries, controls and holds equity interests in the Ares Operating Group. Ares Management Corporation, either directly or through direct subsidiaries, is the general partner of the Ares Operating Group. Accordingly, Ares Management Corporation operates and controls all of the business and affairs of the Ares Operating Group and, through the Ares Operating Group and its operating entity subsidiaries, conducts our businesses. Directly or through direct subsidiaries, Ares Management Corporation has unilateral control over all of the affairs and decision making of the Ares Operating Group. Furthermore, the subsidiaries of Ares Management Corporation cannot admit a substitute general partner to the Ares Operating Group without the approval of Ares Management Corporation or the relevant direct subsidiary.
Pursuant to the governing agreement of the Ares Operating Group, the general partner of the Ares Operating Group has the right to determine when distributions will be made to the partners of the Ares Operating Group and the amount of any such distributions. If a distribution to the Company or its subsidiaries is authorized (including distributions to our Class A common stockholders), such distribution is made to all of the partners of the Ares Operating Group pro rata in accordance with the percentages of their respective partnership units.
On April 1, 2021, the Company and certain of its subsidiaries entered into series of transactions that the Company believes simplified the organizational structure of certain of its subsidiaries, including merging Ares Offshore and Ares Investments with and into Ares Holdings, with Ares Holdings surviving. Accordingly, the separate existence of each of Ares Offshore and Ares Investments ceased. Prior to these series of transactions, Ares Offshore and Ares Investments were part of the Ares Operating Group. Following these series of transactions, Ares Holdings became the sole entity in the Ares Operating Group.
As of April 13, 2022, there were 293,474,676 Ares Operating Group Units outstanding. The holders of partnership units in the Ares Operating Group, including Ares Management Corporation or its direct subsidiaries, may incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Ares Operating Group. Net profits and net losses of the Ares Operating Group are allocated to their partners (including Ares Management Corporation or its direct subsidiaries), generally pro rata in accordance with the percentages of their respective partnership units. The agreement of the Ares Operating Group provides for cash distributions, which we refer to as “tax distributions,” to the partners of such entity if the general partner of the Ares Operating Group determines that the taxable income of the Ares Operating Group gives rise to taxable income for its partners. Generally, these tax distributions are computed based on our estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California or New York, New York, whichever is higher (taking into account the non-deductibility of certain expenses and the character of our income). The Ares Operating Group makes tax distributions only to the extent distributions from such entities for the relevant year are otherwise insufficient to cover such tax liabilities.

Subject to any applicable transfer restrictions and other provisions, these partnership units may be exchanged for shares of our Class A common stock as described under “—Exchange Agreement” below.
Exchange Agreement
In connection with the initial public offering, we entered into an exchange agreement (which was amended and restated in connection with the simplification of the organizational structure of certain of the Company's subsidiaries on April 1, 2021) with the holders of Ares Operating Group Units providing that such holders, subject to any applicable transfer restrictions, may up to four times each year (subject to the terms of the exchange agreement) exchange their Ares Operating Group Units for our shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in the Ares Operating Group to effect an exchange for a share of our Class A common stock. Ares Management Corporation holds, directly or through its subsidiaries, a number of Ares Operating Group Units equal to the number of shares of our Class A common stock that Ares Management Corporation has issued. As a holder exchanges its Ares Operating Group Units, Ares Management Corporation’s direct or indirect interest in the Ares Operating Group will be correspondingly increased.

Firm Use of Our Co-Founders’ Private Aircraft
In the normal course of business, our personnel have made use of aircraft owned by Mr. Ressler and by Messrs. Kaplan and Rosenthal together. Messrs. Ressler, Kaplan and Rosenthal paid for their purchases of the aircraft and bear all operating, personnel and maintenance costs associated with their operation for personal use. Payment by us or certain of our affiliates for the business use of these aircraft by Messrs. Ressler, Kaplan and Rosenthal and other of our personnel is generally made at or below market rates, which totaled $214,200 during 2021 for Mr. Ressler, and $146,954 for each of Messrs. Kaplan and Rosenthal during 2021 with respect to their shared aircraft.
Co-Investments and Other Investment Transactions
Our senior professionals have the opportunity to invest their own capital in a particular fund. Co-investments are investments in a fund on the same terms and conditions as fund investors, except that generally these co-investments are not subject to management fees or carried interest. These investment opportunities are available to our senior professionals whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. See “Item 1. Business-Capital Invested In and Through Our Funds” of our Annual Report on Form 10-K, filed with the SEC on February 25, 2022.
During the year ended December 31, 2021, the following executive officers and directors (and their family members and estate planning vehicles) invested their own capital in and alongside our funds: Mr. Arougheti invested an aggregate of $7,539,927; Mr. Berry invested an aggregate of $100,970; Mr. Kaplan invested an aggregate of $6,622,382; Mr. Phillips invested an aggregate of $69,315; Mr. Ressler invested an aggregate of $5,174,286; Mr. Rosenthal invested an aggregate of $6,433,184; Mr. deVeer invested an aggregate of $3,387,218; Mr. McFerran invested an aggregate of $86,228; and Ms. Sagati Aghili invested an aggregate of $54,279. During the year ended December 31, 2021, the following executive officers and directors (and their family members and estate planning vehicles) received distributions from our funds as a result of their invested capital: Mr. Arougheti received $7,264,660; Mr. Berry received $586,291; Mr. Kaplan received $12,841,110; Mr. Phillips received $95,957; Mr. Ressler received $23,190,376; Mr. Rosenthal received $12,845,457; Mr. deVeer received $2,386,437; Mr. McFerran received $179,983; and Ms. Sagati Aghili received $325,540.
Securities of Publicly Traded Vehicles
From time to time, our managed funds, senior professionals and directors may have the opportunity to purchase securities of our publicly traded vehicles in connection with certain offerings made by such entities. During the year ended December 31, 2021, none of such entities, executive officers and directors (and their family members and estate planning vehicles) purchased such securities in these offerings. From time to time our executive officers and directors may also purchase the securities of our publicly traded funds in market transactions.
Statement of Policy Regarding Transactions with Related Persons
The Company has internal policies and procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to it. For example, the Company has a Compliance Manual, a Code of Business Conduct and Ethics and an Employee Handbook which generally prohibit officers or directors of the Company from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of the Company. Waivers to our internal policies, including the Code of Business Conduct and Ethics can generally only be obtained from the audit committee, or if for an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations.

In addition, the audit committee and conflicts committee of the Board are charged with reviewing for approval or ratification all transactions with “related persons” (as defined in paragraph (a) of Item 404 Regulation S-K) that are brought to the audit or conflicts committee’s attention.
Indemnification
Our Certificate of Incorporation provides that in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which any Indemnitee (as defined below) may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee, whether arising from acts or omissions to act occurring on, before or after the date of our Certificate of Incorporation on an after tax basis: (a) each member of our Board and each of our officers, (b) each holder of record of our Class B common stock, (c) Ares GP LLC, (d) any person who is or was a “tax matters partner” (as defined in Section 6231 of the Code) prior to amendment by P.L. 114-74) or “partnership representative” (as defined in Section 6223 of the Code after amendment by P.L. 114-74), member, manager, officer or director of any holder of record of our Class B common stock or Ares GP LLC, (e) any member, manager, officer or director of any holder of record of our Class B common stock or Ares GP LLC who is or was serving at the request of any holder of record of our Class B common stock or Ares GP LLC as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another person or entity; provided that such a person or entity will not be indemnified solely for providing, on a fee-for-services basis or similar arm's-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services, (f) any person or entity who controls any record holder of Class B common stock or Ares GP LLC and (g) any person a record holder of Class B common stock, in its sole discretion, designates as an “Indemnitee” (collectively, the “Indemnitees”).

We agree to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. Any indemnification under these provisions will only be out of our assets. We are not personally liable for, and do not have any obligation to contribute or loan funds or assets to the Board to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our Certificate of Incorporation.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee, including a majority of the independent directors, has selected Ernst & Young as the independent registered public accounting firm for the Company for the year ending December 31, 2022 and is submitting the selection of Ernst & Young to the stockholders for ratification.
If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain Ernst & Young. Even if the selection is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Ernst & Young has advised the Company that neither the firm nor any present member or associate of it has any financial interest, direct or indirect, in the Company or its affiliates.
The Company expects that a representative of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so chooses and will be available to answer questions.
The Company engaged Ernst & Young to act as its independent registered public accounting firm for fiscal year 2021.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table sets forth the aggregate fees for professional service provided by our independent registered public accounting firm, Ernst & Young, for the years ended December 31, 2021 and 2020.

	For the Year Ended December 31,
	2021		2020
	The Company	Ares Funds	The Company	Ares Funds
	(Dollars in thousands)
Audit fees(1)	$4,690	$18,102	$3,531	$11,975
Audit-related fees(2)	2,267	8,870	947	8,604
Tax fees(3)	852	1,881	442	1,643
All other fees(4)	—	—	—	—
Total	$7,809	$28,853	$4,920	$22,222

(1)Audit fees consisted of fees for services related to the annual audit of our consolidated financial statements, reviews of our interim consolidated financial statements on Form 10-Q, SEC registration statements, accounting consultations and services that are normally provided in connection with statutory and regulatory filings and engagements.
(2)Audit-related fees consisted of fees related to financial due diligence services in connection with internal controls readiness assessment, attestation services and agreed upon procedures, as well as acquisitions of portfolio companies for investment by funds managed by the Company.
(3)Tax fees consisted of fees related to tax compliance and tax advisory services.
(4)All other fees consisted of advisory services related to regulatory matters.

In accordance with our audit committee charter, the audit committee is required to approve, in advance, all audit and non-audit services to be provided by our independent registered public accounting firm, Ernst & Young. All services reported in the Audit fees, Audit-related fees, Tax fees and All other fees categories above were approved by the audit committee.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT
The audit committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Corporate Governance page of the Investors section of our website located at www.aresmgmt.com. The Board has determined that each of Mr. Joubert, Ms. Bush and Dr. Olian is independent as independence is defined under the applicable section of the NYSE rules, and that each of Mr. Joubert, Ms. Bush and Dr. Olian is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that Mr. Joubert qualifies as an “audit committee financial expert.”
The primary purposes of the audit committee are to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and our independent registered public accounting firm. In addition, the audit committee may review and approve any related person transactions.
As noted above, the audit committee assists the Board in appointing our independent registered public accounting firm, Ernst & Young, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing Ernst & Young and the lead audit partner, the audit committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of Ernst & Young's performance, the technical capabilities of the engagement teams, external data concerning Ernst & Young’s audit quality and performance obtained from reports of the Public Company Accounting Oversight Board (“PCAOB”) and the engagement teams’ understanding of our Company’s business. The audit committee and the Board believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year 2022.

The audit committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The audit committee also met and held discussions with management and Ernst & Young with respect to our audited year-end financial statements.
Further, the audit committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications With Audit Committees, received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the auditors’ independence. In determining Ernst & Young’s independence, the audit committee considered, among other things, whether Ernst & Young’s provision of audit and non-audit services, and the amount of fees paid for such services, were compatible with the independence of the independent registered public accountants. The audit committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from Ernst & Young, the audit committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC. The Board has approved this recommendation.
This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.
The audit committee

Paul G. Joubert (Chairperson)
Antoinette Bush
Dr. Judy D. Olian

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2021

In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the named executive officers for our 2021 fiscal year. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

As described in the “Compensation Discussion and Analysis” section of these proxy materials, the primary objectives of our executive compensation program are to: (1) establish a clear relationship between performance and compensation, (2) align the interests of our NEOs and other key employees with our fund investors and stockholders to maximize value and (3) provide competitive incentive compensation opportunities, with an appropriate balance between short-term and long-term incentives. The foregoing objectives are applicable to the compensation of our named executive officers. We urge our stockholders to review the Compensation Discussion and Analysis section above and the compensation tables and narrative discussion included therein for more information.

We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation “at risk,” which has enabled us to successfully motivate and reward the named executive officers. We believe such program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the named executive officers with the long-term interests of our stockholders.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company's named executive officers for the 2021 fiscal year, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Board values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to “Communications to the Board of Directors” above for information about communicating with the Board.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE 2021 FISCAL YEAR, AS DISCLOSED IN THESE PROXY MATERIALS.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2023 ANNUAL MEETING
Stockholders may present proper nominations of candidates for director or other proposals for inclusion in the Company’s proxy statement and proxy card for consideration at the 2023 Annual Meeting of Stockholders by submitting such nominations or proposals in writing to the Secretary of the Company in a timely manner, calculated in the manner provided in Rule 14a-8(e) of the Exchange Act, applicable state law and the Organizational Documents.
Deadlines for Submitting Stockholder Proposals for Inclusion in the Company’s Proxy Statement and Proxy Card
To be considered timely under Rule 14a-8(e) of the Exchange Act for inclusion in the Company’s proxy statement and proxy card for a regularly scheduled annual meeting, a stockholder’s proposal must be received at the Company’s principal executive offices not less than 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders for the previous year’s annual meeting. Accordingly, a stockholder’s proposal must be received no later than December 30, 2022 in order to be included in the Company’s proxy statement and proxy card for the 2023 Annual Meeting.
Deadlines for Submitting Notice of Stockholder Proposals for Consideration at the Company’s Annual Meeting
In order to timely submit notice of a stockholder’s nomination of a candidate for director or other proposal for consideration at the 2023 Annual Meeting, under our Bylaws, the stockholder must deliver such proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, a stockholder’s nomination of a candidate for director or other proposal must be received no earlier than February 9, 2023 and no later than the close of business, on March 11, 2023 in order to be considered at the 2023 Annual Meeting. In order to be considered timely, such notice shall be delivered to the Secretary at the principal executive office of the Company and shall set forth all information required under Section 2.03 of Article II of our Bylaws.

ANNUAL REPORT AVAILABLE
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 containing audited financial statements accompanies this proxy statement. Such financial statements are hereby incorporated herein by reference.
Along with this proxy statement, the Company will provide to each stockholder a copy (without exhibits, unless otherwise requested) of its Annual Report on Form 10-K required to be filed with the SEC for the year ended December 31, 2021 free of charge upon written or oral request to the Investor Relations Department at Ares Management Corporation, 245 Park Avenue, 44th Floor, New York, NY 10167, Telephone: (800) 340-6597. Copies of these documents may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. Other than the financial statements incorporated by reference above, the Annual Report on Form 10-K is not part of the proxy solicitation materials.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to the Company’s Investor Relations Department at Ares Management Corporation, 245 Park Avenue, 44th Floor, New York, NY 10167, Telephone: (800) 340-6597. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2022: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at www.proxyvote.com.

OTHER MATTERS
The Board is not aware of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such matters.
You are cordially invited to attend the Annual Meeting electronically at www.virtualshareholdermeeting.com/ARES2022. Whether or not you plan to attend the Annual Meeting, you are requested to promptly fill out, sign, date and mail the enclosed proxy card or authorize your proxy by telephone or through the Internet as soon as possible.

In order to facilitate access for our stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ARES2022, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Stockholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person annual meeting. In particular, stockholders may submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints

By Order of the Board of Directors,
/s/ Antony P. Ressler

Antony P. Ressler
Executive Chairman of the Board of Directors

Los Angeles, California
April 29, 2022

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D81170-P68474 For Against Abstain For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ARES MANAGEMENT CORPORATION 2000 AVENUE OF THE STARS, 12TH FLOOR LOS ANGELES, CA 90067 1c. Paul G. Joubert 1a. Michael J Arougheti 1b. Antoinette Bush 1f. Michael Lynton 1d. R. Kipp deVeer 1e. David B. Kaplan 1i. Bennett Rosenthal 1j. Eileen Naughton 1g. Dr. Judy D. Olian 1h. Antony P. Ressler Note: The proxies are authorized to vote and otherwise represent the stockholder(s) on such other business as may properly come before the meeting or any adjournment thereof. 2. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2022 fiscal year. 3. Approval, on a non-binding basis, of the compensation paid to our named executive officers for our 2021 fiscal year. 1. Election of Directors Nominees: ARES MANAGEMENT CORPORATION The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposal 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ARES2022 You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

D81171-P68474 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2021 Annual Report and Notice and Proxy Statement are available at http://materials.proxyvote.com/03990B ARES MANAGEMENT CORPORATION Annual Meeting of Stockholders June 9, 2022 1:00 PM, EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jarrod Phillips, Naseem Sagati Aghili and Anton Feingold, or any one of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common stock of ARES MANAGEMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held by live audio webcast at 1:00 PM, EDT on June 9, 2022 at www.virtualshareholdermeeting.com/ARES2022, and any adjournment or postponement thereof. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ARES2022, you must enter the control number found on the proxy card, voting instruction form or notice you receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. The Company's proxy materials are available at http://materials.proxyvote.com/03990B. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder(s) on any other matter that may properly come before the meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to be presented at the meeting. Your vote is important. Please vote immediately. Continued and to be signed on reverse side